                                  EXHIBIT 10.27






                         RECEIVABLES PURCHASE AGREEMENT


                                     between


                             LAM RESEARCH CO., LTD.


                                    as Seller


                        ABN AMRO BANK N.V., TOKYO BRANCH


                                  as Purchaser


                                      and


                             LAM RESEARCH CO., LTD.


                               as Collection Agent

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                                    CONTENTS

     Clause                                                      Page No
            Part 1

                                 INTERPRETATION

     1.   Definitions and Interpretation . . . . . . . . . . . . .   1

            Part 2

                   GENERAL PROVISIONS FOR SALE OF RECEIVABLES

     2.   Terms of Purchase. . . . . . . . . . . . . . . . . . . .  13

            Part 3

                           SALE OF INITIAL RECEIVABLES

     3.   Sale and Purchase. . . . . . . . . . . . . . . . . . . .  14
     4.   Consideration. . . . . . . . . . . . . . . . . . . . . .  14
     5.   Initial Closing. . . . . . . . . . . . . . . . . . . . .  14

            Part 4

                         SALE OF ADDITIONAL RECEIVABLES

     6.   Offers of Additional Receivables . . . . . . . . . . . .  15
     7.   Acceptance of Offers . . . . . . . . . . . . . . . . . .  16
     8.   Consideration. . . . . . . . . . . . . . . . . . . . . .  17
     9.   Assignment of Accepted Receivables . . . . . . . . . . .  17

            Part 5

                           ADJUSTMENT OF CONSIDERATION

     10.  Normal Adjustment. . . . . . . . . . . . . . . . . . . .  17
     11.  Adjustment due to Reduction of Face Value. . . . . . . .  19

            Part 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     12.  Representations and Warranties . . . . . . . . . . . . .  20
     13.  Financial Information. . . . . . . . . . . . . . . . . .  20

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     14.  Seller's Covenants . . . . . . . . . . . . . . . . . . .  21
     15.  Purchaser's Covenants. . . . . . . . . . . . . . . . . .  23
     16.  Seller's Indemnity . . . . . . . . . . . . . . . . . . .  23

            Part 7

                            REPURCHASE OF RECEIVABLES

     17.  Repurchase of Receivables. . . . . . . . . . . . . . . .  25

            Part 8

                          INDEMNITY FOR FUNDING LOSSES

     18.  Indemnity by the Seller for Funding Losses . . . . . . .  27

            Part 9

                            COLLECTION OF RECEIVABLES

     19.  Appointment of Collection Agent. . . . . . . . . . . . .  29
     20.  Collection of Receivables. . . . . . . . . . . . . . . .  30
     21.  Cost, Expenses and Remuneration. . . . . . . . . . . . .  31
     22.  Removal or Termination of Collection Agent . . . . . . .  31

            Part 10

                                    PAYMENTS

     23.  Currency of Account and Payment. . . . . . . . . . . . .  32
     24.  Payments by the Seller or the Collection Agent . . . . .  33
     25.  Payments by the Purchaser. . . . . . . . . . . . . . . .  34

            Part 11

                                      TAXES

     26.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  34

            Part 12

                                   TERMINATION

     27.  Consequence of a Termination Event . . . . . . . . . . .  35

            Part 13

                                  MISCELLANEOUS

     28.  Default Interest and Indemnity . . . . . . . . . . . . .  36
     29.  Fees, Costs and Expenses and Stamp Duty. . . . . . . . .  37
     30.  Benefit of Agreement . . . . . . . . . . . . . . . . . .  37
     31.  Remedies and Waivers . . . . . . . . . . . . . . . . . .  38
     32.  Partial Invalidity . . . . . . . . . . . . . . . . . . .  38
     33.  Counterparts . . . . . . . . . . . . . . . . . . . . . .  38
     34.  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  38
     35.  Prior Understandings . . . . . . . . . . . . . . . . . .  39

            Part 14

                              LAW AND JURISDICTION

     36.  Governing Law. . . . . . . . . . . . . . . . . . . . . .  39
     37.  Jurisdiction . . . . . . . . . . . . . . . . . . . . . .  39





THE SECOND SCHEDULE
     Part 1 : Conditions Precedent to the Initial Closing
     Part 2 : Conditions Precedent to Subsequent Closings

THE THIRD SCHEDULE
     Part 1 : Form of Assignment of Initial Receivables
     Part 2 : Form of Offer
     Part 3 : Form of Assignment of Accepted Receivable
     Part 4 : Form of Reassignment of Receivables

THE FIFTH SCHEDULE
     Termination Events

THE SIXTH SCHEDULE

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     Part 1 : Representations as to Matters of Law
     Part 2 : Representations as to Matters of Fact
     Part 3 : Representations relating to Receivables

THE SEVENTH SCHEDULE
     Covenants and Undertakings of the Collection Agent

THE EIGHTH SCHEDULE
     Form of Guaranty

THE NINTH SCHEDULE
     Part 1 : Form of Opinion of Nagashima & Ohno
     Part 2 : Form of Opinion of Jan J. Kang

THIS AGREEMENT is made the 22nd day of June, 1995

BETWEEN:

(1) LAM RESEARCH CO., LTD., a company incorporated in Japan and having its registered office at 1-1-10, Oyama, Sagamihara-shi, Kanagawa (in such capacity the "Seller");

(2) ABN AMRO BANK N.V. acting through its TOKYO BRANCH, a branch licensed in Japan and having its registered office at Shiroyama JT Mori Building, 3-1, 4-chome, Toranomon, Minato-ku, Tokyo (the "Purchaser"); and

(3) LAM RESEARCH CO., LTD., a company incorporated in Japan having its registered office at 1-1-10, Oyama, Sagamihara-shi, Kanagawa as collection agent in relation to receivables (in such capacity the "Collection Agent").

WHEREAS:

(A) The Seller and the Purchaser have agreed, on the terms and subject to the conditions hereof, that the Seller will sell to the Purchaser certain receivables which have arisen, or will arise, out of the sales by the Seller of certain equipment.

(B) The Collection Agent has agreed, upon the terms and subject to the conditions hereof, to act as the agent of the Purchaser in connection with the collection of receivables from time to time assigned to the Purchaser in accordance with the terms hereof.

IT IS HEREBY AGREED as follows:-


                            Part 1

                        INTERPRETATION

1.    Definitions and Interpretation

1.1 In this Agreement and in the Schedules, unless otherwise defined therein or unless the context otherwise requires, the following terms shall have the following meanings:-

      "Acceptance" means, in relation to Equipment, the acceptance by the Buyer of such Equipment which, in accordance with the relevant Sales Agreement, renders the obligation of such Buyer to pay the Face Value of the Purchased Receivable arising out of the sale of such Equipment unconditional (only subject to the lapse of the credit period agreed between the Seller and such Buyer);


                                        1
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      "Accepted Receivables" has the meaning set out in Clause 7.2;

      "Additional Receivables" means Receivables other than the Initial Receivables;

      "Additional Sales Agreement" means the Sales Agreement relating to the Additional Receivables;

      "Adjustment Amount" means the amount which shall be calculated and payable in accordance with Clause 10;

      "Adjustment Period" applicable to a Purchased Receivable and a Receivables Payment Date for such Purchased Receivable which has come earlier than the Tentative Receivables Due Date means the actual number of days elapsed during the period from, and including, such Receivables Payment Date to, but excluding, such Tentative Receivables Due Date;

      "Assignment" means, in relation to the sale of each Initial Receivables, an assignment substantially in the form set out in Part 1 of the Third Schedule or, in relation to sale of each Accepted Receivable, an assignment substantially in the form of Part 3 of the Third Schedule;

      "Available Receivables" has the meaning set out in Clause 6.2(i);

      "Buyers" means buyers of the Equipment from the Seller;

      "Closing Dates" means the Initial Closing Date and the Subsequent Closing Dates;

      "COF" applicable to a Purchased Receivable means the rate, expressed as decimal, equal to the cost to the Purchaser (as certified by it, which certification shall be binding upon the parties hereto in the absence of a manifest error, and expressed as a rate per annum) of funding the Relevant Amount in Tokyo in Yen during the Calculation Period;

            For purposes of this definition of "COF", the "Calculation Period" means:

                  (i) for purposes of determining the COF Based Rate, the Discount Period applicable to such Purchased Receivable; and

                  (ii) for purposes of determining the Adjustment COF Based Rate applicable to a Reset Period or Overdue Reset Period relating to a Paid Amount, such Reset Period or Overdue Reset Period applicable to such Purchased Receivable and Paid Amount; and


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            the "Relevant Amount" means:

                  (i) for purposes of determining the COF Based Rate, the Face Value of such Purchased Receivable; and

                  (ii) for purposes of determining the Adjustment COF Based Rate applicable to a Paid Amount, such Paid Amount applicable to such Purchased Receivable;

      "COF Based Rate" and "Adjustment COF Based Rate" applicable to a Purchased Receivable and (in the case of the Adjustment COF Based Rate) a Paid Amount and a Reset Period or Overdue Reset Period for such Purchased Receivable means the rate, expressed as a decimal, equal to the sum of (i) the COF for the respective purposes applicable to such Purchased Receivable and (in the case of the Adjustment COF Based Rate) such Paid Amount and Reset Period or Overdue Reset Period and (ii) the Margin;

      "Collection Account" means the account specified in Clause 20.2;

      "Collections" means all payments by or on behalf of Buyers received in respect of the Receivables, whether in the form of cash, electronic money transfer or any other form of payment (including, but not limited to, the payment by means of collection of the obligations represented by the P/N) in accordance with a Sales Agreement in effect from time to time;

      "Confirmation to Issue P/N's" means a written confirmation duly executed by the relevant Buyer and delivered to the Seller of the issuance of the P/N's in relation to the Receivables which may arise out of the relevant Sales Agreement, subject to (but promptly upon, only subject to the applicable terms of the relevant Sales Agreement) the Acceptance or the Partial Acceptance of the relevant Equipment, such confirmation being in a form and substance reasonably satisfactory to the Purchaser;

      "Debt" of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person as lessee which are capitalized in accordance with the generally accepted accounting principles, (v) all Debt secured by an encumbrance on any asset of such person, whether or not such Debt is otherwise an obligation of such person and (vi) all Debt of others guaranteed by such person;

      "Deposit" means, in relation to a Purchased Receivable, the amount, if any, which has been or will have been as of the relevant Closing Date paid to or deposited with the Seller by the relevant Buyer by way of deposit or downpayment (however it is called) for the purchase of the relevant Equipment;


                                        3
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      "Disapplication of Prohibition of Assignment" means a written consent duly executed by the relevant Buyer to the disapplication of prohibition of the assignment by the Seller of the Receivables arising out of the relevant Sales Agreement, such consent being in a form and substance reasonably satisfactory to the Purchaser;

      "Discount" means in relation to a Purchased Receivable the amount in Yen equal to its Face Value multiplied by the Discount Rate applicable to such Purchased Receivable;

      "Discount Interest Rate" applicable to a Purchased Receivable means either of (i) the LIBOR Based Rate or (ii) the COF Based Rate, as selected by the Seller and specified in the Assignment in relation to such Purchased Receivable;

      "Discount Period" applicable to a Purchased Receivable means the actual number of days elapsed during the period from, and including, the Closing Date to, but excluding, the Tentative Receivables Due Date, both in relation to such Purchased Receivable;

      "Discount Rate" applicable to a Purchased Receivable means a fraction (expressed as a decimal rounded up to the nearest five decimal places in such rate) calculated as follows:

            D =    I x (P/365)
                  1 + (I x P/365)

      Where:

            D =   the Discount Rate;
            I =   the Discount Interest Rate (expressed as a decimal) applicable to such Purchased Receivable; and
            P =   the Discount Period applicable to such Purchased Receivable;

      "Eligible Buyers" has the meaning set out in Part 1 of the Fourth
Schedule;

      "Eligible Receivables" has the meaning set out in Part 2 of the Fourth Schedule;

      "Equipment" means semiconductor capital equipment sold by the Seller in the ordinary course of its business;

      "Extended Tentative Date" has the meaning set out in Clause 10.2, and the first, second, subsequent or final Extended Tentative Date shall be construed accordingly;

      "Face Value" means, in relation to a Purchased Receivable, the amount in Yen which is to be payable pursuant to the Sales Agreement in respect of such Purchased Receivable (less the Deposit, if any, in relation to such Purchased Receivable), which shall be specified in the Assignment relating to such Purchased Receivables;


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      "Guaranty" means a guaranty of the Guarantor substantially in the form of the Eighth Schedule;

      "Guarantor" means Lam Research Corporation, a Delaware corporation;

      "Indemnified Amounts" has the meaning set out in Clause 16.1;

      "Initial Closing Date" means June 23, 1995 or such later date as the parties hereto may agree;

      "Initial Receivables" means those Receivables, being the Eligible Receivables, particulars of which are set out in the First Schedule;

      "Initial Sales Agreements" means the Sales Agreements relating to the Initial Receivables;

      "Insolvency Event" means, in relation to any party hereto its winding-up or dissolution or the judgment or declaration of insolvency or bankruptcy or the appointment of an administrator, trustee, liquidator, sequestrator or similar official over it or any of its reserves or assets, the filing of a petition in relation to any of the foregoing or the commencement of any analogous proceedings in relation thereto, and, in the case of such filing made by any third party against it, such filing (i) having resulted in a judgment or declaration of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or dissolution or (ii) having not been dismissed, discharged, stayed or restrained within ninety (90) days with respect to the Seller and thirty (30) days with respect to the Guarantor;

      "LIBOR" applicable to a Purchased Receivable means the rate for deposits in Yen for a period selected by the Purchaser as being reasonably close to the Calculation Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days (which means a day on which commercial banks are open for business (including dealing in foreign exchange and foreign currency deposits) in London) preceding the first day of the Calculation Period, Provided that if such rate does not appear on the Telerate Page 3750, "LIBOR" shall mean the arithmetic mean of the rates, expressed as a decimal, quoted to ABN AMRO Bank N.V. at such time on such day by two or more major banks in the London interbank market selected in good faith by ABN AMRO Bank N.V. as a rate per annum at which such deposit, for such period commencing on such first day and in such amount that ABN AMRO Bank N.V. reasonably determines is representative for a single transaction in such market on such day, is offered;

            For purposes of this definition of "LIBOR", the "Calculation Period" means:


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                  (i)    for purposes of determining the LIBOR Based Rate, the
Discount Period applicable to such Purchased Receivable; and

                  (ii) for purposes of determining the Adjustment LIBOR Based Rate applicable to a Reset Period or Overdue Reset Period relating to a Paid Amount, such Reset Period or Overdue Reset Period applicable to such Purchased Receivable and Paid Amount;

      "LIBOR Based Rate" and "Adjustment LIBOR Based Rate" applicable to a Purchased Receivable (and, in the case of the Adjustment LIBOR Based Rate, applicable to a Paid Amount and a Reset Period or Overdue Reset Period) means the rate per annum, expressed as a decimal, equal to the sum of (i) the LIBOR for the respective purposes applicable to such Purchased Receivable (and, in the case of the Adjustment LIBOR Based Rate, applicable to such Paid Amount and Reset Period or Overdue Reset Period) and (ii) the Margin;

      "Margin" means, subject to the reduction pursuant to Clause 10.3, nine-tenths of one percent (0.9%);

      "Margin Reduction Amount" has the meaning set out in Clause 10.4;

      "Margin Reduction Period" has the meaning set out in Clause 10.3;

      "Material Adverse Effect" means in relation to any matter, event or circumstance concerning the Seller, the Guarantor or the Collection Agent (insofar as Lam Research Co., Ltd. is the Collection Agent), a likely material adverse effect on the ability of the person concerned to perform its obligations under this Agreement, the Guaranty, the Assignment or any of the other Transaction Documents;

      "Non-Eligible Buyers" means the Buyers other than the Eligible Buyers;

      "Offer" means any offer made by the Seller to sell and assign Additional Receivables to the Purchaser in accordance with Clause 6;

      "Original Financial Statements of the Seller" means the audited financial statements of the Seller for the financial year ended June 30, 1994 and the unaudited interim financial statements of the Seller for the financial quarter ended March 31, 1995;

      "Original Financial Statements of the Guarantor" means the audited financial statements of the Guarantor for the financial year ended June 30, 1994 and the unaudited interim financial statements of the Guarantor for the financial quarter ended March 31, 1995;

      "Overdue Reset Period" applicable to a Purchased Receivable means a Partial Adjustment Period for such Purchased Receivable referred to in Paragraph (i)(b) or (ii)(b)


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

of the definition of the Partial Adjustment Period as if (if applicable) it were not shortened by occurrence of a Receivables Payment Date for such Purchased Receivable or lapse of sixty (60) days after the Scheduled Receivables Due Date for such Purchased Receivable, as the case may be;

      "Paid Amount" in relation to a Purchased Receivable means the amount which has been paid to the Purchaser through the Collection Account on account of such Purchased Receivable pursuant to Clause 20.4 or collected by the Purchaser by means of collection of the obligations represented by the P/N pursuant to Clause 20.3, as the case may be, or otherwise to the Purchaser in accordance with this Agreement, in each case in immediately available funds;

      "Partial Acceptance" means, in relation to Equipment, such acceptance of the Buyer of such Equipment as renders the obligation of such Buyer to pay the Revised Face Value of the Purchased Receivable arising out of the sale of such Equipment unconditional (only subject to the lapse of credit period agreed between the Seller and the Buyer);

      "Partial Adjustment Amount" has the meaning set out in Clause 10.3;

      "Partial Adjustment Period" applicable to a Purchased Receivable and a Receivables Payment Date means the actual number of days elapsed during each of the following one or more successive periods, running up to such Receivables Payment Date or the sixtieth (60th) date after the Scheduled Receivables Due Date for such Purchased Receivable, whichever comes earlier:

            (i) if there is no Extended Tentative Date for such Purchased Receivable,

                  (a) the period from, and including, the Tentative Receivables Due Date for such Purchased Receivable to, but excluding, such Receivables Payment Date or the Scheduled Receivables Due Date for such Purchased Receivable, whichever comes earlier; and

                  (b) if such Receivables Payment Date is later than the Scheduled Receivables Due Date, successive period(s) of one (1) week each, starting from, and including, such Scheduled Receivables Due Date and repeating up to such Receivables Payment Date or the sixtieth (60th) date after such Scheduled Receivables Due Date, whichever comes earlier (with final such period being one (1) week or shorter period up to, but excluding, such final date); or

            (ii) if there is an Extended Tentative Date(s) for such Purchased Receivable,


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                  (a)    (x) the period from, and including, the Tentative
Receivables Due Date to, but excluding, the first Extended Tentative Date or such Receivables Payment Date, whichever comes earlier, (y) (if there is a following Extended Tentative Date) any subsequent period(s) from, and including, the immediately preceding Extended Tentative Date to, but excluding, the immediately following Extended Tentative Date or such Receivables Payment Date, whichever comes earlier, and (z) (if there is the Scheduled Receivables Due Date for such Purchased Receivable set after the final Extended Tentative Date) the period from, and including, the final Extended Tentative Date to, but excluding, such Receivables Payment Date or such Scheduled Receivables Due Date, whichever comes earlier; and

                  (b) if such Receivables Payment Date is later than the Scheduled Receivables Due Date or (if the final Extended Tentative Date falls after the Scheduled Receivables Due Date) the final Extended Tentative Date, successive period(s) of one (1) week each, starting from, and including, such Scheduled Receivables Due Date or such final Extended Tentative Date, as the case may be, and repeating up to such Receivables Payment Date or the sixtieth
(60th) date after such Scheduled Receivables Due Date, whichever comes earlier (with final such period being one (1) week or shorter period up to, but excluding, such final date);

      "Perfection Document" means, in relation to a Purchased Receivable, a written consent duly executed by the relevant Buyer, or a written notice to the relevant Buyer duly executed by the Seller, detailing the assignment by the Seller to the Purchaser of such Purchased Receivable, such consent or notice being in the form of a document duly date-stamped (kakutei hizuke) by a notary public or otherwise in any case in accordance with Article 467 (1) and (2) of the Civil Code (Sho Ho) of Japan (Law No.49 of 1899, as amended) and in a form and substance reasonably satisfactory to the Purchaser, Provided that the certificate of delivery (if applicable) issued by the postal service shall be excluded from the Perfection Document;

      "P/N" means, in relation to a Receivable, a promissory note (yakusoku tegata) duly issued by the relevant Buyer in accordance with the Law on Bills (Tegata Ho) of Japan (Law No.20 of 1932, as amended) for the payment of such Receivable, which shall be assignable;

      "Potential Termination Event" means any event or circumstances which, if it continued after the giving of any notice and/or the expiry of any grace period, would become a Termination Event;

      "Purchase Limit" means five billion Yen (5,000,000,000), as may be cancelled from time to time as a whole or in part pursuant to Clause 2.1;

      "Purchase Order" means, in relation to Equipment, the purchase order (or its equivalent regardless of whether it is titled as such) for such Equipment duly executed and delivered to the Seller by the Buyer of such Equipment, which shall detail the description and the ordered quantity of, and the payment terms for, such Equipment;

      "Purchase Period" means the period from and including the Initial Closing Date up to and including a day which is the second (2nd) anniversary of the date hereof;

      "Purchase Price" has the meaning set out in Clause 4.1 or 8.1, as the case may be;

      "Purchased Receivables" means all of those Initial Receivables and Accepted Receivables which have actually been purchased by the Purchaser in accordance with Clause 5 or 9, as the case may be, other than Receivables which have been repurchased by the Seller pursuant to this Agreement;

      "Receivables" means all amounts owed by Buyers to the Seller pursuant to the Sales Agreements;

      "Receivables Payment Date" means, in relation to each Purchased Receivable, the date or each of the dates on which such Purchased Receivable is paid in full or in any part to the Purchaser through the Collection Account pursuant to Clause 20.4 or collected in full or in any part by means of collection of the obligations represented by the P/N pursuant to Clause 20.3, as the case may be, or otherwise to the Purchaser in accordance with this Agreement, in each case in immediately available funds;

      "Records" means all Sales Agreements, contracts, other documents, books, records and other information maintained by the Seller (in that capacity and as Collection Agent) with respect to the Purchased Receivables;

      "Reduced Amount" means, in relation to a Purchased Receivable, the amount (if any) in Yen equal to the Face Value minus the Revised Face Value of such Purchased Receivable;

      "Reduction Adjustment Amount" means, in relation to a Purchased Receivable, the amount (if any) in Yen equal to (i) (if the Partial Acceptance of the Equipment relating to such Purchased Receivable occurs prior to the fifth
(5th) business day before the relevant Tentative Receivables Due Date) the Reduced Amount minus the Reduction Adjustment Discount relating to such Purchased Receivable, (ii) (if such Partial Acceptance occurs on the fifth (5th) business day before the relevant Tentative Receivables Due Date) the Reduced Amount relating to such Purchased Receivable or (iii) (if such Partial Acceptance occurs after the fifth (5th) business day before the relevant Tentative Receivables Due Date) the Reduced Amount plus the Reduction Adjustment Premium relating to such Purchased Receivable;

      "Reduction Adjustment Discount" means, in relation to a Purchased Receivable, the amount in Yen equal to the Reduced Amount relating to such Purchased Receivable multiplied by the Discount Rate which has been applied to such Purchased Receivable


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

and further by a fraction the numerator of which is the Reduction Adjustment Discount Period and the denominator of which is the Discount Period, both applicable to such Purchased Receivable;

      "Reduction Adjustment Discount Period" applicable to a Purchased Receivable means the actual number of days elapsed during the period from, and including, the date of the Partial Acceptance (if any) of the Equipment relating to such Purchased Receivable to, but excluding, the date five (5) business days before the Tentative Receivables Due Date for such Purchased Receivable;

      "Reduction Adjustment Premium" means, in relation to a Purchased Receivable, the amount in Yen which shall be calculated in such manner as is applicable to the Adjustment Amount payable by the Seller relating to a Paid Amount on a Receivables Payment Date for such Purchased Receivable as if the relevant Reduced Amount were such Paid Amount and the date five (5) business days after the relevant Partial Acceptance were such Receivables Payment Date;

      "Related Security" means in relation to any Purchased Receivable (i) all of the Seller's interest, if any, in the Equipment (including returned Equipment, if any), the sale of which by the Seller gave rise to such Purchased Receivables, (ii) all other encumbrance, if any, purporting to secure payment of such Purchased Receivable, whether pursuant to the Sales Agreement relating to such Purchased Receivable or otherwise and (iii) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Purchased Receivable whether pursuant to the Sales Agreement relating to such Purchased Receivable or otherwise;

      "Repurchase Discount" means in relation to a Purchased Receivable to be repurchased by the Seller the amount in Yen equal to its Face Value or the Revised Face Value, as the case may be, multiplied by the Discount Rate which has been applied to such Purchased Receivable and further by a fraction the numerator of which is the Repurchase Discount Period and the denominator of which is the Discount Period, both applicable to such Purchased Receivable;

      "Repurchase Discount Period" applicable to a Purchased Receivable to be repurchased by the Seller means the actual number of days elapsed during the period from, and including, the date on which such Purchased Receivable is actually repurchased and paid for by the Seller to, but excluding, the Tentative Receivables Due Date for such Purchased Receivable;

      "Repurchase Premium" means in relation to a Purchased Receivable to be repurchased by the Seller the amount in Yen which shall be calculated in such manner as is applicable to the Adjustment Amount payable by the Seller relating to a Paid Amount on a Receivables Payment Date for such Purchased Receivable as if the relevant Face

Value or Revised Face Value were such Paid Amount and the date on which such Purchased Receivable is actually repurchased were such Receivables Payment Date;

      "Reset Date" has the meaning set out in Clause 10.2, and the first, second or subsequent Reset Date shall be construed accordingly;

      "Reset Period" applicable to a Purchased Receivable means a Partial Adjustment Period for such Purchased Receivable referred to in Paragraph (i)(a) or (ii)(a) of the definition of the Partial Adjustment Period as if (if applicable) it were not shortened by occurrence of a Receivables Payment Date for such Purchased Receivable;

      "Revised Face Value" means, in relation to a Purchased Receivable, the amount in Yen less than the Face Value of such Purchased Receivable which has been agreed upon between the Seller and the relevant Buyer as an amount payable as a purchase price of the Equipment relating to such Purchased Receivable (less the Deposit, if any, in relation to such Purchased Receivable) following the performance test of such Equipment;

      "Sales Agreement" means the agreement (whether in writing or oral) between the Seller and the Buyer with respect to a sale of Equipment (including the Purchase Order) governing the terms and conditions of such sale (including all the agreements, instruments and any other documents relating or ancillary thereto), as such agreement may be amended or modified from time to time;

      "Scheduled Receivables Due Date" means, in relation to each Purchased Receivable, the date on which the Face Value or the Revised Face Value, as the case may be, of such Purchased Receivable will be unconditionally due and payable by such Buyer pursuant to the terms of the relevant Sales Agreement;

      "Shipment" means, in relation to an Equipment, the shipment by the Seller of such Equipment in accordance with the relevant Sales Agreement, the occurrence and the date of which shall be certified by the Seller to the reasonable satisfaction of the Purchaser;

      "Subsequent Closing Date" means each such date as agreed upon between the Seller and the Purchaser in accordance with Clause 7 as a date on which an Accepted Receivable is to be assigned to the Purchaser pursuant to Clause 9, which must be a business day and must not be a date later than the last day of the Purchase Period;

      "Tentative Acceptance Date" means, in relation to each Purchased Receivable, the date which is agreed upon between the Seller and the Purchaser in the relevant Assignment as a date on which the Acceptance of the Equipment relating to such Purchased Receivable is likely to occur, but shall in no event be later than the date which is two hundred and seventy (270) days after the date of Shipment of such Equipment;

      "Tentative Acceptance Period" means, in relation to each Purchased Receivable, a period commencing on the Closing Date and ending on the Tentative Acceptance Date for such Purchased Receivable;

      "Tentative Credit Period" means, in relation to each Purchased Receivable, the period which is agreed upon, based on the payment terms provided for in the Purchase Order for the Equipment relating to such Purchased Receivable, between the Seller and the Purchaser in the relevant Assignment as a period commencing on the date immediately following the date of Acceptance of such Equipment at the end of which such Purchased Receivable is due to be paid by the relevant Buyer, but shall in no event be longer than two hundred and twenty-five (225) days;

      "Tentative Receivables Due Date" means, in relation to each Purchased Receivable, the date which is specified in the relevant Assignment as the last day of the Tentative Receivables Period for such Purchased Receivable;

      "Tentative Receivables Period" means, in relation to each Purchased Receivable, the period which is the sum of the Tentative Acceptance Period and the Tentative Credit Period for such Purchased Receivable;

      "Termination" has the meaning set out in Clause 27.1;

      "Termination Event" has the meaning ascribed to it in the Fifth Schedule; and

      "Transaction Documents" means any agreement or document entered into pursuant to this Agreement or in connection with this Agreement or the transactions contemplated hereby.

1.2         In this Agreement:

      "business day" means any day (other than a Saturday or a Sunday) on which banks are open for business in Tokyo;

      a "Clause", "Part", "Recital" or "Schedule" is, subject to any contrary indication, a reference to a clause or part hereof or a recital or schedule hereto;

      an "encumbrance" shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

      a "person " shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

      "stamp duty" shall be construed as a reference to any stamp, registration or to the transaction or documentary tax (including, without limitation any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

      "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

      the "rehabilitation", "bankruptcy", "dissolution", "insolvency", "liquidation", "receivership" or "winding-up" of any person shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person carries on business.

1.3         "_" and "Yen" denote lawful currency of Japan.

1.4 Save where the contrary is indicated, any reference in this Agreement to:

            (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement, or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

            (ii) a statute shall be construed as a reference to such statute as same may have been, or may from time to time be, amended or re-enacted; and

            (iii) a time of day (including opening and closing of business) shall be construed as a reference to Tokyo time.

1.5   Clause, Part and Schedule headings are for ease of reference only.


                                     Part 2

                   GENERAL PROVISIONS FOR SALE OF RECEIVABLES

2.    Terms of Purchase

2.1 On the terms and conditions hereinafter set forth, the Seller will sell, and the Purchaser will purchase, the Receivables, which must be the Eligible Receivables, from time to time during the Purchase Period. Under no circumstances shall the Purchaser make any purchase of a Receivable if, after giving effect to such purchase, the aggregate sum of the Purchase Price of the Purchased Receivables the payment of which has not been received by the Purchaser would exceed the Purchase Limit. The Seller may cancel the Purchase Limit, or any part of it which is fifty million yen (_50,000,000) or a whole multiple of that amount, without premium or penalty at any time before the last day of the Purchase Period by giving to the Purchaser not less than three (3) business days' notice of the date and amount of the cancellation.

2.2 The sale referred to in Parts 3 and 4 does not constitute and is not intended to result in the creation or assumption by the Purchaser of any obligation of the Seller or any other person in connection with the Receivables or the Sales Agreements, or under any other agreement or instrument relating thereto.

2.3 For purposes of this Agreement, if as of the relevant Closing Date a Purchased Receivable is, in accordance with the Sales Agreement for the Equipment in relation to such Purchased Receivable, to be payable by the relevant Buyer in two or more installments, each amount owed by such Buyer payable in each such installment shall be deemed and treated as if each such amount were a separate and single Purchased Receivable.


                                     Part 3

                           SALE OF INITIAL RECEIVABLES

3.    Sale and Purchase

3.1 Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell on the Initial Closing Date, and the Purchaser agrees to purchase on such date, all of the Seller's right, title and interest in, to and under the Initial Receivables including for the avoidance of doubt:-

            (i)     the right to receive all Collections in respect thereof; and

            (ii) all Related Security with respect to the Initial Receivables and all proceeds thereof.

3.2 The sale and purchase of each of the Initial Receivables referred to in Clause 3.1 shall be effected by an assignment substantially in the form set out in Part 1 of the Third Schedule.

4.    Consideration

4.1 Subject to the adjustment as provided for in Clauses 10 and 11, the consideration payable by the Purchaser for the sale and purchase of each of the Initial Receivables shall be an amount in Yen equal to the Face Value minus the Discount in relation to such Initial Receivable (the "Purchase Price"). The Purchase Price shall be payable in accordance with Clause 5.1.

5.    Initial Closing

5.1 Completion of the sale and purchase contemplated by Clause 3.1 shall take place on the Initial Closing Date (subject to the satisfaction of the conditions precedent set out in Part 1 of the Second Schedule, any of which may be waived in the Purchaser's sole discretion), whereupon:

            (i) the Seller shall assign to the Purchaser each of the Initial Receivables by the Seller's and the Purchaser's executing and delivering to the other the Assignment in relation to such Initial Receivables;

            (ii) the Seller shall deliver the Initial Sales Agreements to the Purchaser;

            (iii) if the P/N in relation to an Initial Receivable has been issued by the Buyer in favor of the Seller, the Seller shall make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Purchaser and deliver such P/N to the Purchaser; and

            (iv) the Purchaser shall pay the aggregate Purchase Price of the Initial Receivables to the Seller in accordance with Clause 25.1.


                                     Part 4

                         SALE OF ADDITIONAL RECEIVABLES

6.    Offers of Additional Receivables

6.1 The Seller may invite the Purchaser to take an assignment of Additional Receivables, which must be Eligible Receivables, at any time during the Purchase Period by delivering to the Purchaser not less than five (5) business days before the proposed date of assignment an Offer substantially in the form set out in Part 2 of the Third Schedule.

6.2         Each Offer delivered by the Seller pursuant to Clause 6.1 shall:

            (i) constitute an offer by the Seller to sell and assign on the proposed date of assignment to the Purchaser (by way of outright sale and not merely by way of security) all of the Seller's right, title and interest in and to an Additional Receivable to which such Offer relates (the "Available Receivable"), including for the avoidance of doubt:

                  (a) the right to receive all Collections in respect thereof; and

                  (b) all Related Security with respect to such Available Receivable and all proceeds thereof;

            (ii)    specify in relation to the Available Receivable:

                  (a)    the name of the Buyer who owes the Available
Receivable;

                  (b)    the Face Value thereof;

                  (c) description of the Equipment sold in relation to the Available Receivable;

                  (d) the date of the Purchase Order relating to the Available Receivable;

                  (e) the proposed date of assignment, which must be a business day and must not be a date later than the last day of the Purchase Period;

                  (f) the payment terms as provided for in the Purchase Order relating to the Available Receivable;
                  (g) the date of Shipment of the Equipment relating to the Available Receivable;

                  (h) the date and the period which the Seller proposes as the Tentative Acceptance Date and the Tentative Credit Period, respectively, for the Available Receivable;

                  (i) a selection (which may be tentative and subject to change in the sole discretion of the Seller by the second business day prior to the Subsequent Closing Date for the Available Receivable) of either the LIBOR Based Rate or the COF Based Rate as the Discount Interest Rate applicable to the Available Receivable; and

                  (j) whether a P/N in relation to the Available Receivable has been or is to be issued by the Buyer; and

            (iii) be accompanied by a copy of the Sales Agreement relating to the Available Receivable.


6.3 The Seller shall disclose to the Purchaser such documents or other information as the Purchaser may reasonably request to enable it to determine whether an Available Receivable is an Eligible Receivable.

7.    Acceptance of Offers

7.1 The Purchaser shall accept any Offer of the Available Receivable which is an Eligible Receivable made by the Seller pursuant to Clause 6.

7.2 If the Purchaser pursuant to Clause 7.1 accepts any Offer made by the Seller in accordance with Clause 6, it shall notify the Seller in accordance with Clause 34. Any such acceptance shall be irrevocable and binding upon the Purchaser. When an Offer is so accepted by the Purchaser, an Available Receivable to which such Offer relates shall become an "Accepted Receivable".

8.    Consideration

8.1 Subject to the adjustment as provided for in Clauses 10 and 11, the consideration payable by the Purchaser for sale and purchase of an Accepted Receivable shall be an amount in Yen equal to the Face Value minus the Discount in relation to such Accepted Receivable (the "Purchase Price"). The Purchase Price shall be payable in accordance with Clause 9.1.

9.    Assignment of Accepted Receivables

9.1 If the Available Receivable has become the Accepted Receivable in accordance with Clause 7.2, completion of the sale and purchase of an Accepted Receivable shall take place on the Subsequent Closing Date for such Accepted Receivable (subject to the satisfaction of the conditions precedent set out in Part 2 of the Second Schedule, any of which may be waived in the Purchaser's sole discretion), whereupon:

      (i) the Seller shall assign to the Purchaser such Accepted Receivable by the Seller's and the Purchaser's executing and delivering to the other an Assignment in relation to such Accepted Receivable;

      (ii) the Seller shall deliver to the Purchaser the Additional Sales Agreement to which such Accepted Receivable relates;

      (iii) if the P/N in relation to such Accepted Receivable has been issued by the Buyer in favor of the Seller, the Seller shall make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Purchaser and deliver such P/N to the Purchaser; and

      (iv) the Purchaser shall make a payment of the Purchase Price of such Accepted Receivable in accordance with Clause 25.1.


                                     Part 5

                           ADJUSTMENT OF CONSIDERATION

10.  Normal Adjustment

10.1 In relation to each of the Purchased Receivables, an adjustment amount (the "Adjustment Amount") (if any) calculated in accordance with Clause
10.3 shall be payable on a Receivables Payment Date for such Purchased Receivable. The Adjustment Amount shall be payable by the Seller to the Purchaser if a Receivables Payment Date falls on a date which is later than the Tentative Receivables Due Date for such Purchased Receivable. The Adjustment Amount shall be payable by the Purchaser to the Seller if a Receivables Payment Date falls on a date which is earlier than a Tentative Receivables Due Date for such Purchased Receivable.

10.2 In relation to a Purchased Receivable for which the Scheduled Receivables Due Date has not been determined as of the date (the first "Reset Date") three (3) business days before the Tentative Receivables Due Date, the Seller shall on the first Reset Date notify in writing the Purchaser of (i) the date (the first "Extended Tentative Date") on or around which the Seller reasonably expects such Purchased Receivable will be paid by the relevant Buyer and (ii) its election of either the Adjustment LIBOR Based Rate or the Adjustment COF Based Rate as a rate applicable to the period up to the Extended Tentative Date. If the Scheduled Due Date has not been determined as of the date (the second "Reset Date") three (3) business days before the first Extended Tentative Date, the Seller shall on the second Reset Date notify in writing the Purchaser of the second Extended Tentative Date and its election of the applicable rate in a manner similar to the first Reset Date, which procedures, if applicable, shall be repeatedly taken. In relation to a Purchased Receivable for which the Scheduled Receivables Due Date has been determined as of the Reset Date or any subsequent Reset Date, the Seller shall on such Reset Date notify in writing the Purchaser of its election of either the Adjustment LIBOR Based Rate or the Adjustment COF Based Rate as a rate applicable to the period up to such Scheduled Receivables Due Date.

10.3 "Adjustment Amount" in relation to a Purchased Receivable and a Receivables Payment Date for such Purchased Receivable shall be the amount in Yen which shall be calculated in accordance with the formula set forth in Paragraph (i) below, if it is payable by the Purchaser, or the amount equal to the sum of each Partial Adjustment Amount to be calculated in accordance with the formula set forth in Paragraph (ii) below, if it is payable by the Seller.

             (i)  A = B x C x (D/E)

             where:

                  A =  the Adjustment Amount
                  B =  the Paid Amount on such Receivables Payment Date
                  C = the Discount Rate applicable to such Purchased Receivable D = the Adjustment Period applicable to such Purchased
Receivable and Receivables Payment Date
                  E = the Discount Period applicable to such Purchased Receivable; and

             (ii)   A = B x C x (D/365)

             where:

                    A =  each Partial Adjustment Amount
                    B =  the Paid Amount on such Receivables Payment Date
                    C = (x) the Adjustment LIBOR Based Rate or the Adjustment COF Based Rate, as elected by the Seller, applicable to the Reset Period relating to the relevant Partial Adjustment Period or (y) the Adjustment LIBOR Based Rate applicable to the Overdue Reset Period relating to the relevant Partial Adjustment Period
                    D = each Partial Adjustment Period applicable to such Purchased Receivable and Receivables Payment Date

             Provided that the Margin applicable to the Adjustment LIBOR Based Rate or the Adjustment COF Based Rate, as the case may be, shall be reduced to nine-twentieths of one percent (0.45%) for the days elapsed during a Partial Adjustment Period which also fall under the Margin Reduction Period in relation to such Purchased Receivable. The "Margin Reduction Period" in relation to a Purchased Receivable shall be the period during which (x) the Acceptance or the Partial Acceptance of the Equipment in relation to such Purchased Receivable has occurred, (y) the conditions precedent set out in Paragraph 2(a) of Part 1 or
Part 2, as the case may be, of the Second Schedule have been satisfied, or, as the case may be, the P/N in relation to such Purchased Receivable has been issued by the relevant Buyer to the Purchaser and (z) the relevant Buyer is given and maintains a rating in respect of its long-term unsecured and unsubordinated debt being "A" or higher by any of Standard & Poor's Corporation, Moody's Investors Service Inc. or Japan Bond Research Institute.

10.4 If, in relation to a Purchased Receivable, there is the Margin Reduction Period prior to the Tentative Receivables Due Date, the Margin Reduction Amount shall be payable by the Purchaser to the Seller on such Tentative Receivables Due Date. The "Margin Reduction Amount" in relation to a Purchased Receivable shall be the amount in Yen which shall be calculated by multiplying the Purchase Price of such Purchased Receivable (or, if a Receivable Payment Date for such Purchased Receivable comes earlier than the Tentative Receivables Due Date, such portion of such Purchase Price as is corresponding to a Paid Amount on such Receivables Payment Date) (i) by nine-twentieths of one percent (0.45%) and (ii) further by a fraction the numerator of which is the actual number of days elapsed during such Margin Reduction Period up to, but excluding, such Tentative Receivables Due Date (or, if a Receivables Payment Date for such Purchased Receivable comes earlier than the Tentative Receivables Due Date, such Receivables Payment Date) and the denominator of which is 365.

11.   Adjustment due to Reduction of Face Value

11.1 On the fifth (5th) business day after the date on which the Partial Acceptance (if any) occurs, the Reduction Adjustment Amount (if any) shall be payable by the Seller to the Purchaser.

                                     Part 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

12.   Representations and Warranties

12.1 The Seller (in such capacity and as the Collection Agent) represents and warrants to the Purchaser that as of (i) the date hereof, (ii) the Initial Closing Date, (iii) each Subsequent Closing Date, (iv) the date of each Offer, and (v) (except in relation to the representations and warranties that the Buyer by whom the relevant Purchased Receivable is owed is the Eligible Buyer, or that the relevant Purchased Receivable is not overdue, is legally and beneficially owned by the Seller) each day on which any Purchased Receivable is outstanding until the Scheduled Receivables Due Date has been determined for all of the Purchased Receivable and sixty (60) days have passed after the last Scheduled Receivables Due Date, each of the statements set out in the Sixth
Schedule is true, by reference to the facts and circumstances existing at the relevant time, Provided that, in connection with Paragraphs (ii), (iii) and (iv) above, the representations and warranties provided for in Part 3 of the Sixth
Schedule in relation to a Purchased Receivable shall be deemed to be made by the Seller on the relevant Closing Date and the date of the relevant Offer.

13.   Financial Information

13.1 The Seller shall, until the later of the expiry of the Purchase Period and the date which is sixty (60) days after the last Scheduled Receivables Due Date following the determination of the Scheduled Receivable Due Date for all of the Purchased Receivables:

             (i) within one hundred (100) days after the end of each of its financial years, deliver to the Purchaser its financial statements for such financial year; and

             (ii) within fifty-five (55) days after the end of each of its financial quarters, deliver to the Purchaser its financial statements for such financial quarter.

13.2         The Seller shall ensure that:

             (i) each set of financial statements delivered by it pursuant to Clause 13.1 (i) is prepared in accordance with accounting principles generally accepted in Japan and consistently applied (except for changes disclosed therein);

             (ii) each set of financial statements delivered by it pursuant to Clause 13.1 (i) is certified by a duly authorized officer as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period;

             (iii) each set of financial statements delivered by it pursuant to Clause 13.1 (i) has been reviewed by an internationally recognized firm of independent auditors; and

             (iv) each set of quarterly financial statements delivered by it pursuant to Clause 13.1 (ii) is prepared in accordance with accounting principles generally accepted in Japan and consistently applied (except for changes disclosed therein).

14.   Seller's Covenants

14.1 The Seller shall, until the later of the expiry of the Purchase Period and the date which is sixty (60) days after the last Scheduled Receivables Due Date following the determination of the Scheduled Receivables Due Date for all of the Purchased Receivables:

             (i) obtain, comply in all material respects with the terms of and do all that is necessary and reasonably practicable to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement and each Assignment from time to time in respect of any Purchased Receivables or to ensure the legality, validity, enforceability against the Seller or admissibility in evidence in Japan of this Agreement or any such Assignment;

             (ii) ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

             (iii) permit audit and inspection under its guidance of its Records by or on behalf of the Purchaser during normal working hours upon reasonable notice and with reasonable frequency;

             (iv) maintain sufficient operating procedures to manage the transactions contemplated herein and to perform its obligations hereunder;

             (v) (without prejudice to Clause 16.1) indemnify the Purchaser from and against all liabilities, losses and fees, costs and expenses in respect of any breach by the Seller of the representations and warranties made by it pursuant to the terms of Clause 12;

             (vi) furnish to the Purchaser sufficient copies of such other information relating to its business as may be reasonably requested in writing by the Purchaser in order to enable it to carry out its functions hereunder;

             (vii) do all things necessary to remain duly organized, validly existing under the laws of Japan and maintain all requisite authority to conduct its business in Japan;

             (viii) comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject;

             (ix) deliver to the Purchaser the certificate of delivery (if applicable) of the Perfection Document issued by the postal service as soon as practicable after it receives the same;

             (x) ensure, in relation to a Purchased Receivable to which the conditions precedent set out in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule have been satisfied, that the relevant Buyer issues the P/N to the Seller promptly upon (but subject to the applicable terms of the relevant Sales Agreement) the Acceptance or the Partial Acceptance of the relevant Equipment, and if the P/N is issued (regardless of whether or not such conditions precedent were applicable) to the Seller, promptly notify the Purchaser thereof and make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Purchaser and deliver, or cause to be delivered, such P/N to the Purchaser;

             (xi) give the Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records;

             (xii) at its expense, in a timely manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Sales Agreements related to the Purchased Receivables as if interests in such Purchased Receivables have not been assigned and sold hereunder;

             (xiii) promptly after it becomes aware of the occurrence of any of the Termination Events or the Potential Termination Events, notify the Purchaser thereof; and

             (xiv) cooperate with the Purchaser and execute and deliver to the Purchaser such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm the Purchaser's rights and the intended purpose of this Agreement, including, but not limited to, perfecting, protecting or evidencing the Purchaser's right and interest in or to the Purchased Receivables.

14.2         The Seller shall not:

             (i) sell, assign, convey, transfer, lease or otherwise dispose of any Purchased Receivables other than pursuant hereto, or attempt, purport or agree to do any of the foregoing;

             (ii) cancel, terminate, amend, modify or waive any material term or condition of any Sales Agreement relating to Purchased Receivables, except insofar as the provisions contained in Clauses 11, 16 and 17 are complied with by the Seller;

             (iii) compromise or settle any dispute or claim in respect of any Purchased Receivable;

             (iv) take any action which is reasonably likely to prejudice the validity or recoverability of any Purchased Receivable;

             (v) seek to challenge the validity of any sale of Receivables in any legal proceedings; or

             (vi) do anything which would materially and adversely affect the interests of the Purchaser hereunder or the maintenance by the Purchaser of any licenses, exemptions, authorizations or consents necessary in connection with this Agreement or the transactions contemplated hereby.

15.   Purchaser's Covenants

15.1 The Purchaser shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in Japan of this Agreement or of any Assignment pursuant to the terms of this Agreement.

16.   Seller's Indemnity

16.1 Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller (in such capacity and as the Collection Agent) hereby agrees to indemnify the Purchaser and its officers, directors, agents and employees from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation reasonable attorneys' fees and disbursements including any tax thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them in connection with this Agreement, or the acquisition of an interest by the Purchaser in the Purchased Receivables, as a result of any breach by the Seller or the Collection Agent (insofar as the Seller is the Collection Agent) of any representation, warranty or covenant made or deemed to be made hereunder or in connection herewith or the transactions contemplated hereby, excluding, however, (i) Indemnified Amounts to the extent that a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted solely from gross negligence or wilful misconduct on the part of the Purchaser or any of its officers, directors, agents or employees or (ii) Indemnified Amounts arising out of the failure of any Buyer to pay amounts lawfully owed in respect of a Purchased Receivable. Without limiting the generality of the foregoing (and without prejudice to Clause 17), the Seller shall indemnify, to the extent not indemnified as a result of the operation of Clause 17.4, the Purchaser for Indemnified Amounts relating to or resulting from:

             (i) the sale and assignment to the Purchaser hereunder of any Receivable other than an Eligible Receivable;

             (ii) reliance on any representation or warranty made by the Seller (or any officers of the Seller), under or in connection with this Agreement or any of the Transaction Documents or any other material information or report delivered by the Seller to the Purchaser which shall have been false, incorrect or omitting of any material fact at the time made or deemed made;

             (iii) the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Purchased Receivable or the related Sales Agreement or the non-conformity of any Purchased Receivables or the related Sales Agreement with any such applicable law, rule or regulation;

             (iv) the failure to vest and maintain in the Purchaser the Purchased Receivables free and clear of any encumbrance;

             (v) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Buyer) of the Buyer to the payment of a Purchased Receivable, including, without limitation, a defense based on such Receivable or the related Sales Agreement not being a legal, valid and binding obligation of such Buyer enforceable against it in accordance with its terms, any defect of the Equipment which has been sold under the Sales Agreements or the failure by the Seller to perform any obligations related to such related Sales Agreement under any applicable laws, rules or regulations;

             (vi) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or the other Transaction Documents;

             (vii) any disclosure of information regarding the Buyer by the Seller to the Purchaser or the supply of any Sales Agreements, Records and all other related documents to the Purchaser; and

             (viii) any claim arising from collection activities conducted by the Seller.


                                     Part 7

                            REPURCHASE OF RECEIVABLES

17.   Repurchase of Receivables

17.1 No later than the fifth (5th) business day following the date of a demand in writing from the Purchaser (which demand the Purchaser may in its sole discretion in accordance with this Clause 17.1, but will in no event be required to, make) in relation to any Purchased Receivable in respect of which, at the time of giving such demand:-

             (i)    (a) the conditions set forth in Paragraph 2(a) of Part 1 or
Part 2, as the case may be, of the Second Schedule have been satisfied (or such conditions would have been applicable, but have been waived by the Purchaser), but the obligation of the Buyer to pay the Face Value or (if applicable) the Revised Face Value of such Purchased Receivable is, or the Buyer claims that such obligation is, not enforceable in full by the Purchaser in accordance with the terms of the relevant Sales Agreement for any reason whatsoever, including, without limitation, any defense, or asserted defense, of the Buyer to such obligation (but excluding the discharge in accordance with applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally); (b) the condition precedent set forth in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule has been satisfied (or such condition would have been applicable, but has been waived by the Purchaser), but (1) the P/N is not delivered by the Buyer to the Seller in accordance with the relevant Sales Agreement following the Acceptance or the Partial Acceptance or (2) the obligation represented by the P/N held by the Purchaser is, or the Buyer claims that such obligation is, not enforceable in full for any reason whatsoever, including, without limitation, any defense or asserted defense, of the Buyer to such obligation or the underlying Purchased Receivable (but excluding the discharge in accordance with applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally);

             (ii) any representation or warranty set out in Part 3 of the Sixth Schedule is incorrect when made or deemed to be made pursuant to Clause 12.1;

             (iii) the Seller, or the Buyer claims that the Seller, has failed to comply with any applicable law, rule or regulation, in a manner which is likely to affect Buyer's obligation to pay the Face Value or (if applicable) the Revised Face Value or to adversely affect the relevant Related Security (if any);

             (iv) the Seller, or the Buyer claims that the Seller, has failed, or is unable, to perform any of its obligations under the related Sales Agreement;

             (v) (without prejudice to the generality of any of the foregoing) the Acceptance or the Partial Acceptance of the Equipment relating to such Purchased Receivable has not occurred on or before two hundred and seventy
(270) days after the Shipment Date for such Purchased Receivable;

             (vi) (without prejudice to the generality of any of the foregoing) the Scheduled Receivables Due Date for such Purchased Receivable has been determined to be a date which renders the period from the Acceptance or (if applicable) the Partial Acceptance relating to such Purchased Receivable to such Scheduled Receivables Due Date longer than the period equal to (a) two hundred and twenty-five (225) days or (b) the sum of the Tentative Credit Period for such Purchased Receivable and forty-four (44) days, whichever is shorter; or

             (vii) (without prejudice to the generality of any of the foregoing) it has been determined between the Seller and the relevant Buyer that the Acceptance or the Partial Acceptance of the Equipment relating to such Purchased Receivable will not occur, including, but not limited to, the case where it has been determined that such Equipment is to be replaced in whole,

             Provided that the Buyer's claim referred to in Paragraphs (i),
(iii) and (iv) must be, if such claim is presented after the Acceptance or the Partial Acceptance of the relevant Equipment, presented with such ground as is, in the reasonable opinion of the Purchaser, reasonable under the circumstances.

the Seller shall repurchase such Purchased Receivable.

17.2 Upon payment by the Seller of the repurchase price (to be calculated in accordance with Clause 17.3) in respect of a repurchase of any Receivable pursuant to Clause 17.1 (at the cost of the Seller and without recourse or warranty, except for the warranty expressly given in the relevant Assignment, on the part of the Purchaser):

             (i) the Purchaser shall re-assign to the Seller or its designee all its right, title and interest in and to the Receivable(s) concerned, including for the avoidance of doubt:

                    (a) the right to receive all Collections in respect thereof; and

                    (b) all Related Security with respect to such Receivable(s) and all proceeds thereof, by the Seller's (or its designee's) and the Purchaser's execution and delivery to the other of an assignment in relation to each such Receivable substantially in the form of Part 4 of the Third Schedule; and

             (ii) the Purchaser will deliver to the Seller (or its designee) the relevant Sales Agreement and take all such other steps and comply with all such other formalities as the Seller may reasonably request to perfect or more fully to evidence or secure the Seller's (or its designee's) title to such Receivable, including, where appropriate, by giving notice of such re-assignment to the relevant Buyer in the form of a document duly date-stamped (kakutei hizuke) and making endorsement without recourse (mutanpo uragaki) in favor of the Seller (or its designee) on, and delivering to the Seller (or its designee), the P/N (if any) which has been assigned to the Purchaser in relation to such Receivable.

17.3 The repurchase price payable by the Seller to the Purchaser in accordance with Clause 17.1 shall be:-

             (i) if a Purchased Receivable is repurchased prior to its Tentative Receivables Due Date, an amount in Yen equal to (x) the Face Value or (if the Reduction Adjustment Amount has been paid in accordance with Clause 11.1) the Revised Face Value minus (y) the Repurchase Discount in relation to such Purchased Receivable;

             (ii) if a Purchased Receivable is repurchased on its Tentative Receivables Due Date, an amount in Yen equal to the Face Value or (if the Reduction Adjustment Amount has been paid in accordance with Clause 11.1) the Revised Face Value of such Purchased Receivable; or

             (iii) if a Purchased Receivable is repurchased after its Tentative Receivables Due Date, an amount in Yen equal to (x) the Face Value or (if the Reduction Adjustment Amount has been paid in accordance with Clause 11.1) the Revised Face Value plus (y) the Repurchase Premium in relation to such Purchased Receivable(s).

17.4 Without prejudice to the generality of Clauses 16.1 and 18.1 to, but only to, the extent of the repurchase price actually paid to the Purchaser, the repurchase pursuant to Clause 17.1 of a Purchased Receivable shall be in satisfaction and discharge of any right or remedies which the Purchaser may otherwise have had as a result of any breach, anticipatory breach or other circumstance on the part of or affecting the Seller (in that capacity or in its capacity as Collection Agent) arising under this Agreement in relation to such Receivable.


                                     Part 8

                          INDEMNITY FOR FUNDING LOSSES

18.   Indemnity by the Seller for Funding Losses

18.1 The Seller shall reimburse the Purchaser on demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or redeploying deposits from third parties, Provided that in the case of Paragraphs (i) and (ii) below in this Clause 18.1 the amount of such loss or expense (which shall not be less than zero) shall be determined in good faith by the Purchaser based on the formula set out in each such Paragraph, Provided further that the Purchaser shall have delivered to the Seller a certificate as to the amount of such loss or expense setting out in reasonable detail the calculations resulting in such amount, which certificate shall be conclusive in the absence of manifest error, if:-

             (i) any amount in relation to a Purchased Receivable (including, but not limited to, a Paid Amount, a repurchase price pursuant to Clause 17.3 and a Reduction Adjustment Amount) other than amounts payable pursuant to Clause 29 is received by the Purchaser prior to the Tentative Receivables Due Date for such Purchased Receivable, in which event the following formula shall apply:

                         Loss = A x (B - C) x (D/365)

                    where:

                         A =  the amount (or the relevant portion thereof)
required of Purchaser to fund the purchase of such Purchased Receivable
                         B =  the LIBOR or the COF, as the case may be,
applicable to the Discount Interest Rate for such Purchased Receivable
                         C =  the rate per annum, expressed as a decimal, of
interest which the Purchaser is reasonably able to obtain by placing an amount equal to such amount so received on deposit in the Tokyo yen money market as of the date of receipt of such amount for the period from, and including, the date of such receipt of payment and to, but excluding, such Tentative Receivables Due Date
                         D =  the actual number of days elapsed during the
period referred to in "C" above;

             (ii) any amount in relation to a Purchased Receivable (including, but not limited to, a Paid Amount, a repurchase price pursuant to Clause 17.3 and a Reduction Adjustment Amount) other than amounts payable pursuant to Clause 29 is received by the Purchaser after the relevant Tentative Receivables Due Date but prior to the end of any Reset Period or Overdue Reset Period for such Purchased Receivable, in which event the following formula shall apply:

                         Loss = A x (B - C) x (D/365)

                    where:

                         A =  the amount (or the relevant portion thereof)
required of the Purchaser to continue (by means of refinance or otherwise) the funding for the purchase of such Purchased Receivable
                         B =  the LIBOR or the COF, as the case may be,
applicable to such Reset Period or Overdue Reset Period
                         C =  the rate per annum, expressed as a decimal, of
interest which the Purchaser is reasonably able to obtain by placing an amount equal to such amount so received on deposit in the Tokyo yen money market as of the date of receipt of such amount for the period from, and including, the date of such receipt of payment and to, but excluding, the last day of such Reset Period or Overdue Reset Period
                         D =  the actual number of days elapsed during the
period referred to in "C" above; or

             (iii) the assignment of any of the Initial Receivables or an Accepted Receivable does not occur on the Initial Closing Date or the relevant Subsequent Closing Date in accordance with Clause 5.1 or 9.1 (as the case may be) by reason of non-fulfillment of any of the conditions set out in the Second Schedule.


                                     Part 9

                            COLLECTION OF RECEIVABLES

19.   Appointment of Collection Agent

19.1 Lam Research Co., Ltd. is hereby appointed by the Purchaser as its agent to service, collect and administer all Purchased Receivables, to perform all related functions and to enforce the Purchaser's rights and interests in and under the Purchased Receivables, and Lam Research Co., Ltd. hereby accepts such appointment as Collection Agent on the terms and subject to the conditions of this Agreement.
19.2 The Purchaser may at any time after the occurrence of a Termination Event in the circumstances described in Clause 22, remove Lam Research Co., Ltd. as Collection Agent.

19.3 Upon Lam Research Co., Ltd. being removed as Collection Agent pursuant to Clause 22 the Purchaser may appoint a successor to act as Collection Agent and shall forthwith notify the other parties hereto thereof, whereupon the parties hereto and such successor shall, upon such successor confirming in writing to the Purchaser that it agrees so to act, thereafter have the same rights and obligations among them as would have been the case had they then entered into an agreement in the form mutatis mutandis of this Agreement.

19.4 For the avoidance of doubt, it is hereby agreed that the Collection Agent is not authorized to enter into any commitment on behalf of the Purchaser.

19.5 The Collection Agent hereby covenants and undertakes with the Purchaser as set out in the Seventh Schedule.

19.6 The Collection Agent agrees to indemnify the Purchaser, including its officers, directors and employees from and against any liability, loss, expense, action, proceeding or claim which may be brought against, or suffered or sustained, by the Purchaser, and/or such directors, officers and employees by reason of any wrongful or negligent acts or omissions of the Collection Agent or any of its directors, officers, employees or agents in the performance of its duties hereunder.

19.7 The Collection Agent shall have no liability for any obligation of a Buyer under any Purchased Receivable and nothing herein shall constitute a guarantee, or similar obligation, by the Collection Agent of any Purchased Receivable or any Buyer.

20.   Collection of Receivables

20.1 Save as otherwise provided herein, the proceeds of each Purchased Receivable will, when paid, be collected by the Collection Agent.

20.2         The Collection Agent has opened a collection account  (account no.
13-23-016) (the "Collection Account") in its own name maintained at ABN AMRO Bank N.V., Tokyo Branch and if at any time the Collection Agent ceases to be the agent of the Purchaser for the purposes hereof, then its successor shall open in its name such a Collection Account (maintained at such bank as the Purchaser shall have approved) and the retiring Collection Agent shall transfer to the credit thereof any amount standing to the credit of the Collection Account opened by it together with accrued interest thereon.

20.3 The Collection Agent shall cause the Buyers to make payment in respect of the Purchased Receivables into the Collection Account, Provided that if the P/N has been issued in relation to a Purchased Receivable in favor of the Seller and delivered to the Purchaser in accordance herewith, the Purchaser shall collect on its behalf the amount represented by such P/N.

20.4 The Collection Agent shall pay any Collection collected in the Collection Account with respect to a Purchased Receivable over to the Purchaser in accordance with Clause 24 as soon as practicably possible (but in no event later than the fifth (5th) business day after such collection) by giving a standing debit and transfer authorization to ABN AMRO Bank N.V., Tokyo Branch in a form reasonably satisfactory to the Purchaser and maintaining such authorization. To secure the obligations of the

Collection Agent under this Clause 20.4, the Collection Agent hereby agrees to take such reasonable measures as may be requested by the Purchaser so as to create, a pledge in favor of the Purchaser over all its rights and interests in and to the Collection Account and any moneys and balances from time to time deposited therein or standing to the credit thereto or any proceeds thereof and has submitted a deposit certificate for the Collection Account to the Purchaser. If the Collection Agent fails to perform its obligations under the first sentence of this Clause 20.4, (i) the Collection Agent hereby consents to the Purchaser's immediate enforcement of such rights and interests as pledgee directly against ABN AMRO Bank N.V., Tokyo Branch without any notice or proof, and (ii) the Purchaser, as a bank with whom the Collection Account is held, shall be immediately entitled to set off any of its obligation owed to the Collection Agent in relation to the Collection Account against any of such obligations of the Collection Agent. The Collection Agent will procure a consent in writing to creation of the pledge from ABN AMRO Bank N.V., Tokyo Branch, such consent being in the form of a document duly date-stamped (kakutei hizuke) by a notary public in accordance with Article 467 (1) and (2) of the Civil Code of Japan and in a form and substance reasonably satisfactory to the Purchaser.

20.5 If, at any time the Collection Agent receives any Collections in respect of any Purchased Receivables and the authority of the Collection Agent to collect such Receivables has been terminated in accordance with this Agreement then the Collection Agent shall pay such amount to the credit of such account in Tokyo as the Purchaser shall have notified in writing for this purpose in each case for value the same day.

20.6 Any amounts in respect of the collection proceeds of any Purchased Receivable received by the Collection Agent (whether or not the appointment of the Collection Agent has been terminated hereunder) shall be held for the Purchaser.

21.   Cost, Expenses and Remuneration

21.1 The Purchaser authorizes the Collection Agent on its behalf, and the Collection Agent undertakes to incur reasonable cost, expenses and charges in connection with the enforcement of any Purchased Receivable and/or the Purchaser's rights and remedies in relation thereto and it is agreed that notwithstanding any provisions under the applicable laws (including, but not limited to, Articles 649 and 650 of the Civil Code of Japan), the Collection Agent shall have no recourse or claim for indemnification or payment against the Purchaser in respect of such reasonable costs, expenses and charges. Without prejudice to the generality of the foregoing, the Purchaser, at the request of the Collection Agent, shall provide it with reasonable assistance in connection with such enforcement.

21.2 The Collection Agent is not entitled to any remuneration or indemnity in respect of the performance of its duties under this Agreement.

22.   Removal or Termination of Collection Agent

22.1 If a Termination Event occurs, the Purchaser may at any time, without prejudice to the Purchaser's other rights:

             (i) by notice in writing to the Collection Agent terminate the appointment of the Collection Agent under this Agreement and designate as a successor collection agent any person to succeed the Collection Agent; and/or

             (ii) notify the relevant Buyers that all payments in respect of Purchased Receivables shall be made to the Purchaser or a successor collection agent.

22.2 On and after termination of the appointment of the Collection Agent under this Agreement pursuant to Clause 22.1, all rights, obligations (other than liability for breaches of this Agreement by the Collection Agent or liability in tort or for breach of trust (or other fiduciary duty) on the part of the Collection Agent prior to such termination and the Collection Agent's obligations under Clause 22.3 with respect to the performance of its duties hereunder), authority and power of the Collection Agent under this Agreement shall be terminated and of no further effect and the Collection Agent shall not hold itself out in any way as the agent of the Purchaser.

22.3 Upon termination of the appointment of the Collection Agent under this Agreement pursuant to Clause 22.1, the Collection Agent shall forthwith deliver to the Purchaser or as it shall direct the Records in its possession or under its control relating to the affairs of or belonging to the Purchaser and the Purchased Receivables and any other security therefor and any moneys then held by the Collection Agent on behalf of the Purchaser and shall take such action as the Purchaser may reasonably direct.

22.4 The appointment of the Collection Agent under this Agreement shall terminate (but without affecting any accrued rights and liabilities hereunder) at such time as (i) the Purchaser has no further interest in any of the Purchased Receivables and (ii) the Collection Agent is notified by the Purchaser in accordance with Clause 34 that such is the case.

22.5 If there is any change in the identity of the Collection Agent in accordance with this Agreement, the new collection agent and the Purchaser shall execute such documents and take such actions as such collection agent and the Purchaser may require for the purpose of vesting in such new collection agent the rights and obligations of the Collection Agent under this Agreement and releasing the retiring Collection Agent from its future obligations under this Agreement.


                                     Part 10

                                    PAYMENTS

23.   Currency of Account and Payment

23.1 Yen is the currency of account and payment for each and every sum at any time due from any person hereunder Provided that:

             (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

             (ii) each payment which is expressed herein to be payable in another currency shall be made in that other currency.

23.2 If any sum due from a person (a "relevant person") under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the relevant person, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the relevant person shall indemnify and hold harmless the other person to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the best rate or rates of exchange at which such other person is reasonably able to purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. To the extent that the person to whom such payment is due receives an amount in excess of the amount due to it under this Agreement, such person shall forthwith pay an amount equal to any such excess to the relevant person.

23.3 All payments made by any person hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

24.   Payments by the Seller or the Collection Agent

24.1 On each date upon which this Agreement requires an amount to be paid by the Seller or the Collection Agent to the Purchaser hereunder, the Seller or the Collection Agent (as the case may be) shall, save as expressly provided otherwise herein, make the same available to the Purchaser:

             (i) where such amount is denominated in Yen, by payment in Yen and in immediately available funds to such account and bank in Tokyo as the Purchaser shall have specified in writing for this purpose at least two business days prior to such amount becoming payable; or

             (ii) where such amount is denominated in a currency other than Yen, by payment in such currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such currency as the Purchaser shall have specified in writing for this purpose at least five business days prior to such amount becoming available.

25.   Payments by the Purchaser

25.1 On each date upon which this Agreement requires an amount to be paid to the Seller hereunder by the Purchaser, the Purchaser shall, save as otherwise provided herein, make the same available to the Seller:

             (i) where such amount is denominated in Yen, by payment in Yen and in immediately available funds to the Seller at such account and bank as the Seller shall have specified in writing for this purpose at least two business days prior to such amount becoming payable; or

             (ii) where such amount is denominated in a currency other than Yen, by payment in such currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such currency as the Seller shall have specified in writing for this purpose at least five business days prior to such amount becoming payable.


                                     Part 11

                                      TAXES

26.   Taxes

26.1 All payments to be made by or on behalf of the Seller or the Collection Agent to the Purchaser under or pursuant to any of the provisions of this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Seller or the Collection Agent (as the case may be) is required by any applicable law to make such payment subject to the deduction or withholding of tax in which case the sum payable by the Seller or the Collection Agent (as the case may be) in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (including any additional deduction or withholding on such increased amount), the Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

26.2 If the Seller or the Collection Agent makes any payment to the Purchaser under or pursuant to this Agreement in respect of which it is required to make any such deduction or withholding, the Seller or the Collection Agent (as the case may be) shall deliver to the Purchaser as soon as practicable a certificate of deduction of tax and/or a receipt or other evidence issued by the relevant taxation or other authority demonstrating the payment to such authority of all amounts so required to be deducted or withheld.

26.3 If an event occurs which would result in the Seller or the Collection Agent becoming obliged to make any payment pursuant to this Clause 26 then each of the parties hereto shall in good faith use reasonable endeavors to take such reasonable steps as may be open to it to mitigate or avoid the effects of such event provided that nothing in this Clause 26.3 shall:

             (i) oblige any party hereto to incur any costs or expenses or to take or refrain from taking any action where in the reasonable opinion of such party to take or refrain from taking any action would be prejudicial to its interests; or

             (ii) oblige any party hereto to disclose any confidential information relating to the organization of its affairs; or

             (iii) interfere with the right of any party hereto to arrange its internal affairs in whatever manner it thinks fit.


                                     Part 12

                                   TERMINATION

27.   Consequence of a Termination Event

27.1 If a Termination Event shall occur and be continuing, the Purchaser may, by notice to the Seller, declare that the Termination has occurred, at which time Termination shall be deemed to have occurred, provided, however, that if a Termination Event is the occurrence of an Insolvency Event in relation to the Seller or the Guarantor, Termination shall be deemed to have occurred automatically, without notice by the Purchaser, as of the time immediately preceding the institution of the relevant proceeding or the filing of the relevant petition.

27.2         Immediately upon Termination:

             (i)   the Purchase Period shall be deemed to have expired; and

             (ii) all of the Purchased Receivables, except for those as to which (x) the conditions precedent set out in Paragraph 2(a) of Part 1 or Part 2, as the case may be, of the Second Schedule have been satisfied and the Scheduled Receivables Due Date has been determined or (y) the condition precedent set out in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule has been satisfied and the relevant P/N has been assigned to the Purchaser in accordance with this Agreement, shall be immediately repurchased by the Seller or its designee, in which event the provisions contained in Clauses 17.2 to 17.4 shall be applied mutatis mutandis.


27.3 If the Termination Event shall have occurred as a result of the Guarantor's breach of any of its obligations set out in sub-paragraphs (f), (g) and (h) of paragraph 4 of the Guaranty, the Seller shall cause cash in the amount equal to thirty percent (30%) of the total amount of the Face Value or (if the Reduction Adjustment Amount has been paid) the Revised Face Value of all of Purchased Receivables as described in Paragraph(ii) of Clause 27.2 shall be provided to the Purchaser by way of security for the Seller's obligations hereunder and the Guarantor's obligations under the Guaranty in relation to such Purchased Receivables in a manner reasonably satisfactory to the Purchaser within five (5) business days after the date on which the Termination Event occurred and such cash by way of security shall be lawfully maintained. If and insofar as (i) the Seller's such obligation detailed in the first sentence of this Clause 27.3 shall be complied with and (ii) no other Termination Event or Potential Termination Event shall have been occurred, notwithstanding Paragraph
(ii) of Clause 27.2, such Purchased Receivables shall not be required to be repurchased by the Seller. The Purchaser shall hold any funds delivered to it pursuant to the first sentence of this Clause 27.3 in an interest bearing account in the name of the Seller or its designee.


                                     Part 13

                                  MISCELLANEOUS

28.   Default Interest and Indemnity

28.1 If any sum due and payable by or on behalf of a party hereto (the "Payer") to the other party (the "Payee") hereunder is not paid on the due date therefor in accordance with the provisions hereof or if any sum due and payable by the Payer under any judgment of any court in connection herewith is not paid on the date of such judgment (the balance of such sum for the time being unpaid being herein referred to as an "unpaid sum"), an unpaid sum shall bear interest at the rate per annum which is the sum of two percent (2%) and the short-term prime lending rate quoted by ABN AMRO Bank N.V., Tokyo Branch from time to time prevailing in Japan for the period beginning on, and including, such due date or, as the case may be, the date of such judgment and ending on, but excluding, the date upon which the obligation of the Payer to pay such sum is discharged (calculated on a basis of a year of 365 days). Such default interest shall be payable upon demand of the Payee.

28.2 Each of the Seller and the Collection Agent undertakes to indemnify the Purchaser against any loss or expense, including legal fees reasonably incurred, which the Purchaser may sustain or incur as a consequence of any default by the Seller or the

Collection Agent (as the case may be) in the performance of any of the obligations expressed to be assumed by it in this Agreement.

29.   Fees, Costs and Expenses and Stamp Duty

29.1 The Seller shall pay to ABN AMRO Bank N.V., San Francisco International Branch, acting as arranger, an arrangement fee in the amount of one-tenth of one percent (0.1%) of the Purchase Limit on the date hereof.

29.2 The Seller shall pay a commitment fee at the rate of one-fourth of one percent (0.25%) per annum on the amount equal to the Purchase Limit minus the aggregate sum of the Purchase Price of the Purchased Receivables the payment of which has not been received by the Purchaser from day to day during the period beginning on the date of this Agreement and ending on the last day of the Purchase Period. Such fee shall be payable in arrears quarterly from the date of this Agreement and on the last day of the Purchase Period.

29.3 The Seller shall, from time to time upon demand of the Purchaser reimburse the Purchaser for all costs and expenses (including reasonable legal fees) incurred by it in or in connection with the negotiation, preparation and execution of this Agreement, any Assignment or any Transaction Document or amendment thereto or any waiver thereof.

29.4 The Seller or the Collection Agent will upon demand pay to the Purchaser and any permitted assignee in accordance with this Agreement, the amount of any and all reasonable expenses, including all court costs, attorneys' fees and expenses, which they may incur in connection with the exercise or enforcement against it of any of their respective rights or interests under this Agreement, any Assignment or any other Transaction Document or amendment thereto or any waiver thereof.

29.5 The Seller shall be responsible for all stamp, registration and other taxes to which this Agreement, any Assignment, any other Transaction Document, any transaction contemplated hereby or thereby or any order or judgment given in connection herewith or therewith are or at any time may be subject in Japan, except, for the avoidance of doubt, for taxes payable by the Purchaser based on its entire taxable net income.

30.   Benefit of Agreement

30.1 This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

30.2 The Seller and the Collection Agent shall not be entitled to assign or transfer all or any of their rights, benefits and obligations hereunder.

30.3 The Purchaser shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder with the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

31.   Remedies and Waivers

31.1 No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

31.2 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32.   Partial Invalidity

      Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to such party or parties, it shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable other provisions hereof or such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto.

33.   Counterparts

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

34.   Notices

34.1 Unless otherwise stated herein, each communication to be made hereunder shall be made in writing and may be made by telex, telefax or letter.

34.2 Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other parties hereto specified another address) be made or delivered to that other person at the address or the number identified with its signature below and shall be deemed to have been made or delivered when received by that other person Provided that each communication made by one party hereto to another shall be made to that other person at such other address or number as notified to such party by that other person from time to time.

34.3 Unless specifically waived by the Purchaser, each communication and document made or delivered by one person to another person pursuant hereto shall be in the English language or in Japanese accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

35.   Prior Understandings

35.1 This Agreement and the Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.


                                     Part 14

                              LAW AND JURISDICTION

36.   Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

37.   Jurisdiction

37.1 Each of the parties hereto irrevocably agrees that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.

37.2 Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the court referred to in Clause 37.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that such court is not a convenient or appropriate forum.

37.3 The submission to the jurisdiction of the court referred to in Clause 37.1 shall not (and shall not be construed so as to) limit the right of any party hereto to take proceedings against the other party in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

37.4 Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first before written.


The Seller and the Collection Agent

LAM RESEARCH CO., LTD.




By:

Address:    1-1-10, Oyama, Sagamihara-shi, Kanagawa 229

Attention:  Mr. Yasushi Matsunaga
               Manager of Finance Accounting Department

Telefax:    81-427-70-0347

Telephone:  81-427-70-0820




The Purchaser

ABN AMRO BANK N.V., TOKYO BRANCH




By:




By:

Address:       13F, Shiroyama JT Mori Builiding
               4-3-1, Toranomon, Minato-ku
               Tokyo 105

Attention:  Structured Finance

Telefax:       81-3-5401-6361/6363

Telephone:  81-3-5401-6314

                     THE SECOND SCHEDULE

     Part 1 : Conditions Precedent to the Initial Closing

1. The receipt by the Purchaser on or prior to the Initial Closing Date, each in form and substance reasonably satisfactory to the Purchaser, of:

      (a) a copy, certified as of the Initial Closing Date as a true copy by a duly authorized officer of the Seller, of the resolutions of the Seller's board of directors approving:

             (i) the outright transfer of all the Seller's right, title and interest in and to the Initial Receivables; and

             (ii) the execution and delivery on behalf of the Seller (in such capacity and as the Collection Agent) of the Receivables Purchase Agreement, the Assignment and all other Transaction Documents to which the Seller is to be a signatory;

      (b) a copy, certified as of the Initial Closing Date as a true copy by a duly authorized officer of the Seller, of the Articles of Incorporation of the Seller;

      (c) a certified copy, as of the date which is as close as practicably possible to the Initial Closing Date, of a commercial registry of the Seller;

      (d) an incumbency certificate, certified as of the Initial Closing Date by a duly authorized officer of the Seller, setting forth the name(s), title(s) and specimen signature(s) of individual(s) authorized to execute and deliver on behalf of the Seller (in such capacity and as the Collection Agent) the Receivables Purchase Agreement, the Assignment and all other Transaction Documents to which the Seller is to be a signatory;

      (e)    the Guaranty, duly executed by the Guarantor;

      (f) a copy, certified as of the Initial Closing Date as a true copy by a duly authorized officer of the Guarantor, of the resolution of the Guarantor's board of directors approving the execution and delivery on behalf of the Guarantor of the Guaranty and all other Transaction Documents to which the Guarantor is to be a signatory;

      (g) a copy, certified as of the Initial Closing Date as a true copy by a duly authorized officer of the Guarantor, of the Certificate of Incorporation and the Bylaws of the Guarantor;

      (h) a good standing certificate from California and Delaware, as of the date which is as close as practicably possible to the Initial Closing Date, of the Guarantor;

      (i) an incumbency certificate, certified as of the Initial Closing Date by a duly authorized officer of the Guarantor, setting forth the names(s), title(s) and specimen signature(s) of individual(s) authorized to execute and deliver on behalf of the Guarantor the Guaranty and all other Transaction Documents to which the Guarantor is to be a signatory;

      (j) a copy, certified as of the Initial Closing Date as a true copy by a duly authorized officer of the Seller, of the general terms and conditions of the Sales Agreements applicable to the Buyers relating to the Initial Receivables, or (if such written agreement does not exist) a certificate of a duly authorized officer of the Seller describing the agreed terms and conditions applicable to a particular Buyer(s);

      (k) such evidence as the Purchaser may request to establish that the Initial Receivables are the Eligible Receivables;

      (l) such financial statements and other financial information for the Seller and the Guarantor as the Purchaser may reasonably request;

      (m) opinions, dated the Initial Closing Date and addressed to the Purchaser from (i) Nishimura & Sanada, a counsel to the Purchaser, in a form and substance reasonably satisfactory to the Purchaser, (ii) Nagashima & Ohno, a counsel to the Seller and the Guarantor, substantially in the form of Part 1 of the Ninth Schedule and (iii) Jan J. Kang, a counsel to the Guarantor, substantially in the form of Part 2 of the Ninth Schedule; and

      (n) such other instruments, agreements, certificates, opinions and other documents as the Purchaser may reasonably request.

2. The receipt by the Purchaser on or prior to the Initial Closing Date, each in form and substance reasonably satisfactory to the Purchaser, of either of following (a) or (b), as chosen by the Seller:

      (a)    (i)    Disapplication of Prohibition of Assignment from a Buyer who owes an Initial Receivable, if it is required pursuant to the terms and conditions of the relevant Sales Agreement; and

             (ii) Perfection Document in relation to the assignment of each of the Initial Receivables; or

      (b)    Confirmation to Issue P/N from a Buyer who owes          an Initial
Receivable.

3. The representations and warranties contained in the Sixth Schedule (with respect to those provided for in Part 3 thereof, to the extent such representations and warranties relate to the Initial Receivables) being correct on and as of the Initial Closing Date by reference to the facts and circumstances then existing.

4. The Seller having paid to ABN AMRO Bank N.V., San Francisco International Branch the arrangement fees pursuant to Clause 29.1 of the Receivables Purchase Agreement.

5. Neither a Termination Event nor a Potential Termination Event having occurred and remaining unremedied on the Initial Closing Date.

6. No event having occurred and no condition existing which could have a Material Adverse Effect on the Seller, the Guarantor or the Collection Agent.


     Part 2 : Conditions Precedent to Subsequent Closings

1. The receipt by the Purchaser on or prior to the relevant Subsequent Closing Date, each in form and substance reasonably satisfactory to the Purchaser, of:

      (a) such evidence as the Purchaser may reasonably request to establish that the relevant Accepted Receivable is the Eligible Receivable;

      (b) unless the same has been theretofore submitted to the Purchaser, a copy, certified as of the relevant Subsequent Closing Date as a true copy by a duly authorized officer of the Seller, of the general terms and conditions of the Sales Agreement applicable to the Buyer relating to the relevant Accepted Receivable, or (if such written agreement does not exist) a certificate of a duly authorized officer of the Seller describing the agreed terms and conditions applicable to such Buyer; and

      (c) such other instruments, agreements, certificates, opinions and other documents as the Purchaser may reasonably request.

2. The receipt by the Purchaser on or prior to the relevantSubsequent Closing Date, each in form and substancereasonably satisfactory to the Purchaser, of either offollowing (a) or (b), as chosen by the Seller:

      (a)    (i)    unless the same has been theretofore submitted to the
Purchaser, Disapplication of Prohibition ofAssignment from the Buyer who owes the relevantAccepted Receivable, if it is required pursuant to the terms and conditions of the relevant SalesAgreement; and

             (ii)   Perfection Document in relation to the       assignment of
the relevant Accepted Receivable; or

      (b) unless the same has been theretofore submitted to the Purchaser, Confirmation to Issue P/N from the Buyer who owes the relevant Accepted Receivable.

3. The provisions contained in the second sentence of Clause 2.1 being complied with after giving effect to the assignment of the relevant Accepted Receivable.

4. The representations and warranties contained in the Sixth Schedule (with respect to those provided for in Part 3 thereof, to the extent such representations and warranties relate to the relevant Accepted Receivable) being correct on and as of the relevant Subsequent Closing Date by reference to the facts and circumstances then existing.

5. The Seller having performed its obligations (including, but not limited to, the payment of fees) in compliance with the Receivables Purchase Agreement.

6. Neither a Termination Event nor a Potential Termination Event having occurred and remaining unremedied on the relevant Subsequent Closing Date.

7. No event having occurred and no condition existing which could have a Material Adverse Effect on the Seller, the Collection Agent or the Guarantor.

                     THE THIRD SCHEDULE

      Part 1 - Form of Assignment of Initial Receivables

THIS ASSIGNMENT made on [the Initial Closing Date]

BY:

(1)   Lam Research Co., Ltd. (the "Seller")

IN FAVOR OF:

(2)   ABN AMRO Bank N.V., Tokyo Branch (the "Purchaser")

WITNESSES as follows:

1.    Interpretation

1.1   In this Assignment "Purchase Agreement" means the receivables purchase
agreement dated         , 1995 between the Seller, in its capacity as Seller
(1), the Purchaser (2) and the Seller, in its capacity as Collection Agent (3).

1.2 Terms defined in the Purchase Agreement have the same meaning in this Assignment.

1.3   Headings in this Assignment are for ease of reference only.

2.    Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, the Seller hereby sells and assigns to the Purchaser (by way of outright assignment and not merely by way of security) all of the Seller's right, title and interest in and to an Initial Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof.

2.2 The Tentative Acceptance Date, the Tentative Credit Period, the Tentative Receivables Due Date, the Discount Interest Rate and the Discount Rate applicable to the Assigned Receivable shall be as follows:-

      (a)    Tentative Acceptance Date

             [                          ]

      (b)    Tentative Credit Period

             [                          ]

      (c)    Tentative Receivables Due Date

             [                          ]
      (d)    Discount Interest Rate

             [LIBOR Based Rate] [COF Based rate], which is     percent (  %) per
annum

      (e)    Discount Rate

                    percent (  %) per annum

      In accordance with Clause 4.1 of the Purchase Agreement, the Purchase Price of the Assigned Receivable shall be

3.    Representations and Warranties

      The Seller hereby represents and warrants to the Purchaser as of the date hereof in the terms set out in Clause 12 of the Purchase Agreement by reference to the fact and circumstances currently existing.

4.    Governing Law and Jurisdiction

4.1 This Assignment is governed by, and shall be construed in accordance with, the laws of Japan.

4.2 Both of the parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

4.3 Both of the parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 4.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

4.4 The submission to the jurisdiction of the court referred to in Clause 4.2 shall not (and shall not be construed so as to) limit the right of either of the Seller or the Purchaser to take proceedings against the other in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

4.5 Each of the Seller and the Purchaser hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Assignment to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

Lam Research Co., Ltd.

By:

ABN AMRO Bank N.V., Tokyo Branch

By:

      Exhibit to the Assignment

      Description of Assigned Receivable

      (1)    Face Value

      (2)    Name of Buyer

      (3)    Description of Equipment Sold

      (4)    Date of Purchase Order

      (5)    Date of Shipment

      (6) Payment Terms Including Whether Promissory Note Has Been or Is to be Issued

             Part 2 - Form of Offer

To:          ABN AMRO Bank N.V., Tokyo Branch

From: Lam Research Co., Ltd., as Seller

Dated:       [            ]

Dear Sirs,

1.    We refer to the Receivables Purchase Agreement dated
      , 1995 (the "Purchase Agreement") between ourselves as Seller (1), yourselves as Purchaser (2) and ourselves as Collection Agent (3).

2. Terms defined in the Purchase Agreement shall have the same meaning herein.

3. We hereby offer for purchase by you on [the proposed date of assignment] an Additional Receivable, details of which are set out in the Exhibit hereto.

4. We hereby represent and warrant to you as of the date hereof in the terms set out in Clause 12 of the Purchase Agreement by reference to the facts and circumstances currently existing.

Subject to the terms of the Purchase Agreement, this Offer constitutes an irrevocable offer by us binding us to assign and sell to you on the proposed date of assignment as specified above an ownership interest in the Receivable referred to in this Offer.


Yours faithfully,


for and on behalf of
Lam Research Co., Ltd.

Exhibit to the Offer

1.    Description of Offered Receivable

      (1)    Face Value

      (2)    Name of Buyer

      (3)    Description of Equipment Sold

      (4)    Date of Purchase Order

      (5)    Payment terms as provided for in the Purchase Order

      (6)    Date of Shipment

      (7)    Whether Promissory Note Has Been or Is to be Issued

2.    Proposed Tentative Acceptance Date

      [                                 ]

3.    Proposed Tentative Credit Period

      [                                 ]

4.    Selected Discount Interest Rate

      [LIBOR Based Rate] [COF Based Rate], subject to further change by the Seller in accordance with the terms of the Purchase Agreement

Part 3 - Form of Assignment of Accepted Receivable

THIS ASSIGNMENT made on [the relevant Subsequent Closing Date]

By:

(1)   Lam Research Co., Ltd. (the "Seller")

IN FAVOR OF:

(2)   ABN AMRO Bank N.V., Tokyo Branch (the "Purchaser")

WITNESSES as follows:

1.    Interpretation

1.1   In this Assignment "Purchase Agreement" means the receivables purchase
agreement dated         , 1995 between the Seller, in its capacity as Seller
(1), the Purchaser (2) and the Seller, in its capacity as Collection Agent (3).

1.2 Terms defined in the Purchase Agreement have the same meaning in this Assignment.

1.3   Headings in this Assignment are for ease of reference only.

2.    Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, the Seller hereby sells and assigns to the Purchaser (by way of outright assignment and not merely by way of security) all of Seller's right, title and interest in and to an Accepted Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof.

2.2 The Tentative Acceptance Date, the Tentative Credit Period, the Tentative Receivables Due Date, the Discount Interest Rate and the Discount Rate applicable to the Assigned Receivable shall be as follows:-

      (a)    Tentative Acceptance Date

             [                               ]

      (b)    Tentative Credit Period

             [                               ]

      (c)    Tentative Receivables Due Date

             [                               ]
      (d)    Discount Interest Rate

             [LIBOR Based Rate] [COF Based Rate], which is     percent (  %) per
annum

      (e)    Discount Rate

                   percent (  %) per annum

      In accordance with Clause 8.1 of the Purchase Agreement, the Purchase Price of the Assigned Receivable shall be

3.    Representations and Warranties

      The Seller hereby represents and warrants to the Purchaser as of the date hereof in the terms set out in Clause 12 of the Purchase Agreement by reference to the fact and circumstances currently existing.

4.    Governing Law and Jurisdiction

4.1 This Assignment is governed by, and shall be construed in accordance with, the laws of Japan.

4.2 Both of the parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

4.3 Both of the parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 4.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

4.4 The submission to the jurisdiction of the court referred to in Clause 4.2 shall not (and shall not be construed so as to) limit the right of either of the Seller or the Purchaser to take proceedings against the other in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

4.5 Each of the Seller and the Purchaser hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Assignment to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

Lam Research Co., Ltd.

By:

ABN AMRO Bank N.V., Tokyo Branch

By:

            Exhibit to the Assignment

        Description of Assigned Receivable

      (1)    Face Value

      (2)    Name of Buyer

      (3)    Description of Equipment Sold

      (4)    Date of Purchase Order

      (5)    Date of Shipment

      (6) Payment Terms Including Whether Promissory Note Has Been or Is to be Issued

        Part 4 - Form of Reassignment of Receivables

THIS ASSIGNMENT made on [date]

By:

(1)   ABN AMRO Bank N.V., Tokyo Branch ("ABN AMRO")

IN FAVOR OF:

(2)   Lam Research Co., Ltd. ("LRC")

WITNESSES as follows:

1.    Interpretation

1.1   In this Assignment "Purchase Agreement" means the receivables purchase
agreement dated         , 1995 between LRC, in its capacity as Seller (1), ABN
AMRO (2) and LRC, in its capacity as Collection Agent (3).

1.2 Terms defined in the Purchase Agreement have the same meaning in this Agreement.

1.3   Headings in this Assignment are for ease of reference only.

2.    Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, ABN AMRO hereby sells and assigns to LRC (by way of outright assignment and not merely by way of security, and without any representation or warranty on the part of ABN AMRO except for the representation set out in Clause 2.2) all of ABN AMRO's right, title and interest in and to a Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof.

2.2 ABN AMRO hereby represents and warrants to LRC that as of the date hereof ABN AMRO has not sold, transferred, assigned, created security interest over or otherwise disposed of the Assigned Receivable.

3.    Governing Law and Jurisdiction

3.1 This Assignment is governed by, and shall be construed in accordance with, the laws of Japan.

3.2 Both of the parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

3.3 Both of the parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 3.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

3.4 The submission to the jurisdiction of the court referred to in Clause 3.2 shall not (and shall not be construed so as to) limit the right of either of ABN AMRO or LRC to take proceedings against the other in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.


AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

ABN AMRO Bank N.V., Tokyo Branch

By:

Lam Research Co., Ltd.

By:

            Exhibit to the Assignment

        Description of Assigned Receivable

      (1)    Face Value or Revised Face Value

      (2)    Name of Buyer

      (3)    Description of Equipment Sold

      (4)    Date of Purchase Order

      (5)    Date of Shipment

                     THE FIFTH SCHEDULE

                     Termination Events

1. The Seller (in that capacity or in its capacity as the Collection Agent) or the Guarantor is in breach of any of its obligations under this Agreement, the Guaranty or any of the Transaction Documents and such breach is not remedied, if it is capable of being remedied, within five (5) business days (in the case of the obligation to pay monies) or twenty (20) business days (in the case of other obligations).

2. Either of the Seller or the Guarantor goes into the Insolvency Event or becomes unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or ceases to carry on its business.

3. Any representation or warranty referred to in Part 1 or Part 2 of the Sixth Schedule or in paragraph 3 of the Guaranty is incorrect when made.

4. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof makes it unlawful or impossible for any party hereto or the Guarantor to perform its obligation under this Agreement, the Guaranty or any of the Transaction Documents.

5. The Seller or the Guarantor fails to pay any Debt in the aggregate amount in excess of ten million dollars (U.S.$10,000,000)(or its equivalent in any other currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt or any other event occurs and continues after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

6. A material adverse change occurs in the financial condition of the Seller or the Guarantor in relation to the Original Financial Statements of the Seller or the Guarantor, as the case may be, which has had or can reasonably be expected to have a Material Adverse Effect.

                     THE SIXTH SCHEDULE

         Part 1 : Representations as to Matters of Law

1. The Seller (in such capacity or, as the case may be, as the Collection Agent, in such status being referred to in Part 1 and 2 of this Sixth Schedule merely as the "Seller") is a corporation duly organized and is validly existing under the laws of Japan with power to enter into this Agreement and each assignment to be entered into by it in respect of any Receivables assigned or scheduled to be assigned pursuant hereto and to exercise its rights and perform its obligations hereunder and thereunder and all corporate and other action required to authorize its execution of this Agreement and each such assignment and its performance of its obligations hereunder and thereunder has been duly taken. All of the issued and outstanding shares of the Seller is legally and beneficially owned by the Guarantor directly.

2. The Seller has corporate power and all governmental licenses, authorizations, consents and approvals to carry on its business in Japan.

3. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or its Articles of Incorporation or other internal regulations or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or any of its assets.

4. Under the laws of Japan in force as at the date of making this representation, the claim of the Purchaser against the Seller under this Agreement will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency or other similar laws of general application.

5. In any proceedings taken in Japan in relation to this Agreement or any Assignment, the Seller will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

6. In any proceedings taken in Japan in relation to this Agreement or any Assignment, the choice of Japanese law by the Seller as the governing law of this Agreement or, as the case may be, such Assignment will be recognized and enforced subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights generally and to principles of equity.

7. All acts, conditions and things required to be done, fulfilled and performed by the Seller in order (a) to enable the Seller lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement or in any Assignment, (b) to ensure that the obligations expressed to be assumed by the Seller in this Agreement or in any Assignment are legal, valid and binding on it and (c) to make this Agreement and each Assignment admissible in evidence in Japan have been done, fulfilled and performed.

8. Under the laws of Japan in force as at the date of making this representation, it is not necessary that this Agreement or any Assignment be filed, recorded or enrolled with any court or other authority in Japan or that any stamp, registration or similar tax be paid on or in relation to this Agreement or such Assignment, save for the payment of stamp duty on this Agreement or any Assignment under any applicable law.

9. The obligations expressed to be assumed by the Seller in this Agreement and in each Assignment are legal and valid obligations binding on it and enforceable in accordance with their respective terms.

     Part 2 : Representations as to Matters of Fact

1. The Seller has not taken any corporate action nor have legal proceedings been started or threatened (to the best of its knowledge and belief) against the Seller for its winding-up, dissolution, rehabilitation or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar office of it or of any or all of its assets or revenues.

2. No action or administrative proceeding of or before any court or agency has been started or threatened against the Seller which might, if it were adversely determined, reasonably be expected to have a Material Adverse Effect.

3. The Original Financial Statements of the Seller were prepared in accordance with accounting principles generally accepted in Japan and consistently applied and give (in conjunction with the notes thereto) a true and fair view of its financial condition at the date as of which they were prepared and the results of its operations during the financial year then ended.

4. Since publication of the Original Financial Statements of the Seller, there has been no change in its financial condition or operations of the Seller so as to have a Material Adverse Effect.

     Part 3 : Representations relating to Receivables

1. Each Purchased Receivable is an Eligible Receivable owed by an Eligible Buyer with the Face Value specified in the relevant Assignment or (if applicable) the Revised Face Value, subject to the applicable statute of limitation.

2. The assignment of each Purchased Receivable in the manner herein contemplated will be effective to pass to the Purchaser full and unencumbered title thereto and the benefit thereof and no further act, condition or thing will be required to be done in connection therewith to enable the Purchaser to require payment of any such Purchased Receivable or the enforcement of any such right in the courts of Japan.

3. In all material respects the Seller has performed and is in compliance with the terms of the Sales Agreement relating to each Purchased Receivable.

4. The governing law of the Sales Agreement relating to each Purchased Receivable is Japanese law.

5. The Buyer owing each of the Purchased Receivables has, where required by the general terms and conditions of the relevant Sales Agreement, validly given the Disapplication of Prohibition of Assignment, except for the Purchased Receivables for which the conditions precedent set out in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule have been chosen or the conditions precedent set out in Paragraph 2 of Part 1 or Part 2, as the case may be, have been waived by the Purchaser.

                    THE SEVENTH SCHEDULE

      Covenants and Undertakings of the Collection Agent

The Collection Agent hereby covenants with the Purchaser that it shall at all times:

      (i) give such time and attention and exercise the same degree of care, responsibility, diligence, prudent and skill with respect to the servicing, collection and administration of the Purchased Receivables and all related functions as if it were performing such functions on its own behalf;

      (ii) take all reasonable action as to ensure that all Purchased Receivables are paid promptly into the Collection Account in accordance with the terms of this Agreement and the related Sales Agreement;

      (iii) not take any steps which have the effect of in any manner disposing of any right or interest to or in, or transferring or withdrawing any amount from, the Collection Account otherwise than in accordance with this Agreement;

      (iv) keep proper, complete, accurate and up to date Records in a manner reasonably acceptable to the Purchaser;

      (v) keep and maintain Records, on a Receivable-by-Receivable basis, for the purposes of identifying, in particular, at any time, any amount paid by and to each Buyer, any amount due by or to a Buyer and the source of receipts which are paid into the Collection Account;

      (vi) permit audit and inspection under its guidance of its Records by or on behalf of the Purchaser during normal working hours upon reasonable notice and with reasonable frequency;

      (vii) notify the Purchaser of material developments in the Seller's performance of its obligations under the Sales Agreements, including, but not limited to, the Shipment, the Acceptance and the Partial Acceptance of the Equipment and the refusal thereof by the Buyers;

      (viii) notify the Purchaser of the Scheduled Receivables Due Date and (if applicable) the Revised Face Value promptly after it is confirmed between the Seller and the relevant Buyer and, if the payment by the Buyer of the relevant Purchased Receivable is known to be made on the date which is not the Scheduled Receivables Due Date, notify the Purchaser of such date of payment at least two business days prior to the Scheduled Receivables Due Date or such date of payment, whichever comes earlier;

      (ix) use its best endeavors to maintain records of all correspondence with the Buyer in respect of the Purchased Receivables;

      (x) promptly obtain, comply in all material respects with the terms of and do all that is necessary and within its control to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement;

      (xi) do all things necessary to remain duly organized, validly existing under the laws of Japan and maintain all requisite authority to conduct its business in Japan;

      (xii) comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders, writs, judgements, injunctions decrees or awards to which it may be subject;

      (xiii) maintain sufficient operating procedures, employees and other resources to perform its obligations as Collection Agent hereunder; and

      (xiv) submit to Purchaser a monthly report relating to the Purchased Receivables and the Buyer owing them in such a form as is reasonably requested by the Purchaser.

                     THE EIGHTH SCHEDULE

                       Form of Guaranty

                     THE NINTH SCHEDULE

        Part 1:    Form of Opinion of Nagashima & Ohno



                                                   , 1995


ABN AMRO Bank
Tokyo Branch
Shiroyama JT Mori Building
3-1, 4-chome, Toranomon
Minato-ku, Tokyo
(the "Purchaser")


Dear Sirs:

      We have acted as Japanese counsel to Lam Research Co., Ltd., a Japanese corporation (the "Seller"), in connection with the preparation, execution and
delivery of the Receivables Purchase Agreement dated as of          , 1995 (the
"Agreement") , among the seller, the Purchaser, and Lam Research Co., Ltd. as Collection Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. In this opinion, Lam Research Co., Ltd. in the capacity as the Seller and as the Collection Agent is referred to merely as "Lam".

      In rendering the opinions expressed herein, we have examined a photostatic copy of the executed original of the Agreement, a certificate from the representative director of Lam, and such corporate records and other documents, and have made such investigations of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to factual matters, however, we have solely relied upon the above-described certificate, and have not conducted any independent examination or investigation with respect to any factual matters, including those contained in said certificate.

      For the purposes of rendering this opinion, we have assumed without independently verifying:

(A) the genuineness of all seal impressions and signatures on documents that we have examined, and the authenticity and completeness of all documents submitted to us as originals or copies of originals;

(B) the exact conformity to complete original documents of all documents submitted to us as copies;

(C) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the kingdom of Netherlands, and the Tokyo branch of the Purchaser has full and complete corporate power and authority to execute and deliver, and to perform its obligations under the Agreement;

(D) the execution and delivery of the Agreement by the Purchaser, and the performance by the Purchaser of its obligations under the Agreement, have been duly authorized by all necessary corporate action; and

(E) the Agreement and all other documents submitted to us have been duly executed and delivered by or on behalf of all persons and entities that are signatories thereto (other than Lam).

      Based upon and subject to the foregoing, and further subject to the qualifications hereinafter set forth, we are of the opinion that:

1. Lam is a corporation validly existing under the laws of Japan with corporate power to enter into the Agreement and each Assignment and to exercise its rights and perform its obligations under the Agreement and each Assignment, and all corporate action required to authorize its execution of the Agreement and each Assignment and its performance of its obligations thereunder has been duly taken.

2. Lam has corporate power and all governmental license, authorizations, consents and approvals necessary to carry on its business currently conducted in Japan.

3. There is no consent, approval, order or authorization of, or registration, filing, recordation or enrollment with, or giving of prior notice to, any Japanese governmental body or agency or any Japanese court required with respect to the execution, delivery and performance of the Agreement by Lam. The execution, delivery and performance of the Agreement by Lam do not contravene any provision of applicable laws of Japan or Lam's Articles of Incorporation or other internal regulations.

4. The claims of the Purchaser against Lam under the Agreement will rank at least pari passu with the claims of all of Lam's other unsecured creditors.

5. In any legal proceedings taken in Japan in relation to the Agreement or any Assignment, Lam will not be entitled to claim for itself or any of its assets sovereign immunity from suit, execution, attachment or other legal process.

6. The choice of Japanese law to govern the Agreement is a valid choice of law, and the submission by Lam to the jurisdiction of the Tokyo District Court is a valid submission to the jurisdiction of such court as a court of first instance, except in cases where other courts in Japan have exclusive jurisdiction.

7. Save for Japanese stamp duties, no similar taxes are payable in respect of the execution and delivery of the Agreement or any Assignment.

8. The Agreement has been duly executed and delivered by Lam, and the obligations expressed to be assumed by Lam in the Agreement are legal and valid obligations binding on Lam and enforceable against Lam in accordance with their respective terms.

      Our opinions set forth herein are subject to the following qualifications and limitations:

(a)   we express no opinion as to:

      (i) except as set forth in paragraph 7, compliance with or the effect of any tax law; or

      (ii) the availability of specific performance, injunctive relief, or any other similar remedy;

(b) the opinions expressed above are subject to limitation by statute of limitation, appropriate court procedures and the full discretion of the court, which must consider the public order and good morals doctrine and the abuse of rights doctrine;

(c) the legality, validity, binding nature and enforceability of the Agreement may be limited by the application of:

      (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the rights, powers, privileges, remedies and/or interests of creditors generally; or

      (ii) the Interest Rate Restriction Law, Risoku Seigen Ho (the "Interest Rate Law"). Under the Interest Rate Law, the maximum rate of interest per annum recoverable by action in the courts of Japan is as set forth below:

             Principal Amount                Interest Rate (%)

             Less than _100,000                     20

             _100,000 or more but                   18
             less than 1,000,000

             _1,000,000 or more                     15


             The Interest Rate Law further provides that if any stipulated default interest amount sought to be recoverable by action in the courts of Japan exceeds double the amount calculated in accordance with the interest rate set forth above, the right of the party seeking recovery to recover an amount in excess of double the amount as calculated above shall be unenforceable;

(d) we express no opinion on any provision in the Agreement requiring written amendments and waivers of the Agreement insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties or by a duly authorized agent; and

(e)   the court may not give full effect to an indemnity for legal costs.

      We are members of the bar of Japan and, with your permission, our opinion is limited to the laws of Japan.

      This opinion is given as of the date hereof and only for the benefit of the addressees and on the basis that it will be relied upon only by such addressees and will not be disclosed to any third party other than such addressees' professional advisers.

                                   Very truly yours,

          Part 2:    Form of Opinion of Jan J. Kang


                                                        , 1995


ABN AMRO Bank
Tokyo Branch
Shiroyama JT Mori Building
3-1, 4-chome, Toranomon
Minato-ku, Tokyo
(the "Purchaser")

Dear Sirs:

      I am senior counsel for Lam Research Corporation, a Delaware corporation (the "Guarantor"), in connection with its preparation, execution and delivery of
the Guaranty (the "Guaranty") dated as of      , 1995 in relation to the
Receivables Purchase Agreement, dated as of      , 1995 (the "Agreement") among
the Purchaser and Lam Research Co., Ltd., a Japanese corporation, as Seller and Collection Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Guaranty or the Agreement.

      Based on my examination of such corporate records, certificates and other documents and questions of law as I have considered necessary or appropriate, it is my opinion that:

1. The Guarantor is a corporation duly organized and is validly existing and in good standing under the laws of the state of Delaware with power to enter into the Guaranty and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorize its execution of the Guaranty and its performance of its obligations thereunder has been duly taken.

2. The execution, delivery and performance of the Guaranty and the transactions contemplated thereby by the Guarantor require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or its constitutive documents or other internal regulations or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or any of its assets.

3. The claim of the Purchaser against the Guarantor under the Guaranty will rank at least pari passu with the claims of all its other unsecured creditors.

4. In any proceedings taken in the United States in relation to the Guaranty, the choice of California law by the Guarantor as the governing law of, and the submission to jurisdiction under, the Guaranty will be recognized and enforced.

5. The obligations expressed to be assumed by the Guarantor in the Guaranty are legal and valid obligations binding on it and enforceable in accordance with its terms.

6. No deduction or withholding (whether on account of tax or otherwise) will be required from any payment by the Guarantor arising out of or under the Guaranty.

      For purposes of this opinion, I have assumed:

      (i) the authenticity and completeness of all documents submitted to us as copies;

      (ii)   the authenticity of all signatures and seals of parties; and

      (iii) the conformity to complete original documents of all documents submitted to us as copies or facsimiles.

      This opinion must be read subject to the following qualifications:

      (a) I neither express nor imply any opinion as to laws other than the laws of the United States, the laws of the State of California and the General Corporation Law of the State of Delaware as at the date of this opinion.

      (b) Enforcement may be limited by any laws from time to time in effect relating to bankruptcy, insolvency, liquidation, receivership, reconstruction, reorganization, moratorium or other similar laws affecting creditors' rights generally.

      This opinion is given solely for your benefit, and except with my prior written consent is not to be disclosed to or relied on by any other person. This opinion is limited to the matters stated herein and is not to be construed as extending by implication to any other matter.

                                   Very truly yours,